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                           STOCK PURCHASE AGREEMENT


                                    AMONG


                          THE COLEMAN COMPANY, INC.,


                                  AS SELLER,


                                 SIEBE PLC,


                                AS GUARANTOR,


                                     AND


                       RANCO INCORPORATED OF DELAWARE,


                                   AS BUYER


                        DATED AS OF FEBRUARY 18, 1998

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                              TABLE OF CONTENTS

                                                                             PAGE
                         ARTICLE I PURCHASE AND SALE
     Section 1.1   Purchase and Sale of Shares . . . . . . . . . . . . . . . .  2
     Section 1.2   Closing . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.3   Deliveries at Closing . . . . . . . . . . . . . . . . . . .  3
     Section 1.4   Purchase Price Adjustment . . . . . . . . . . . . . . . . .  4
     Section 1.5   Intercompany Accounts . . . . . . . . . . . . . . . . . . .  9

              ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
     Section 2.1   Organization and Qualification. . . . . . . . . . . . . . .  9
     Section 2.2   Authority Relative to This Agreement. . . . . . . . . . . . 11
     Section 2.3   Capitalization; Title . . . . . . . . . . . . . . . . . . . 12
     Section 2.4   Consents and Approvals; No Violation. . . . . . . . . . . . 14
     Section 2.5   Financial Statements. . . . . . . . . . . . . . . . . . . . 16
     Section 2.6   Assets Necessary to Business. . . . . . . . . . . . . . . . 18
     Section 2.7   Title to Properties; Encumbrances . . . . . . . . . . . . . 18
     Section 2.8   Contracts and Commitments . . . . . . . . . . . . . . . . . 20
     Section 2.9   Absence of Certain Changes or Events. . . . . . . . . . . . 24
     Section 2.10  Absence of Litigation . . . . . . . . . . . . . . . . . . . 24
     Section 2.11  Intellectual Property . . . . . . . . . . . . . . . . . . . 25
     Section 2.12  ERISA Compliance. . . . . . . . . . . . . . . . . . . . . . 27
     Section 2.13  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Section 2.14  Environmental Matters . . . . . . . . . . . . . . . . . . . 33
     Section 2.15  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . 35
     Section 2.16  Transactions with Affiliates. . . . . . . . . . . . . . . . 36
     Section 2.17  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     Section 2.18  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 37
     Section 2.19  Labor Difficulties. . . . . . . . . . . . . . . . . . . . . 37
     Section 2.20  Compliance with Laws. . . . . . . . . . . . . . . . . . . . 38
     Section 2.21  Customer Accounts Receivable; Inventories . . . . . . . . . 39
     Section 2.22  Information . . . . . . . . . . . . . . . . . . . . . . . . 40

        ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

     Section 3.1   Organization and Qualification. . . . . . . . . . . . . . . 41
     Section 3.2   Authority Relative to This Agreement. . . . . . . . . . . . 41

                                      i
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     Section 3.3   Consents and Approvals; No Violation. . . . . . . . . . . . 42
     Section 3.4   Financing . . . . . . . . . . . . . . . . . . . . . . . . . 43
     Section 3.5   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     Section 3.6   No Representation Regarding Future Prospects. . . . . . . . 44
     Section 3.7   Investment. . . . . . . . . . . . . . . . . . . . . . . . . 45
     Section 3.8   Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . . 45

                       ARTICLE IV COVENANTS OF THE PARTIES
     Section 4.1   Conduct of the Business . . . . . . . . . . . . . . . . . . 45
     Section 4.2   HSR Act Compliance. . . . . . . . . . . . . . . . . . . . . 49
     Section 4.3   Post-Closing Collections. . . . . . . . . . . . . . . . . . 49
     Section 4.4   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . 50
     Section 4.5   Severance Arrangements. . . . . . . . . . . . . . . . . . . 50
     Section 4.6   Public Announcements. . . . . . . . . . . . . . . . . . . . 51
     Section 4.7   Transaction Costs . . . . . . . . . . . . . . . . . . . . . 52
     Section 4.8   Further Assurances. . . . . . . . . . . . . . . . . . . . . 52
     Section 4.9   Product Liability . . . . . . . . . . . . . . . . . . . . . 52
     Section 4.10  Use of Name . . . . . . . . . . . . . . . . . . . . . . . . 54
     Section 4.11  Books and Records . . . . . . . . . . . . . . . . . . . . . 55
     Section 4.12  Transfer of Nominee Share . . . . . . . . . . . . . . . . . 57

                ARTICLE V CERTAIN EMPLOYEE AND BENEFIT MATTERS
     Section 5.1   Continued Employment; Service Credit. . . . . . . . . . . . 57
     Section 5.2   Continuation of Benefits. . . . . . . . . . . . . . . . . . 59
     Section 5.3   Severance Pay . . . . . . . . . . . . . . . . . . . . . . . 59
     Section 5.4   Indemnification of Buyer for Plans Not Assumed. . . . . . . 61
     Section 5.5   Company Defined Contribution Plan . . . . . . . . . . . . . 61

                                ARTICLE VI TAXES
     Section 6.1   Tax Indemnification . . . . . . . . . . . . . . . . . . . . 62
     Section 6.2   Procedures Relating to Indemnification of Tax Claims. . . . 65
     Section 6.3   Section 338(h)(10) Election . . . . . . . . . . . . . . . . 69
     Section 6.4   Survival of Tax Provisions. . . . . . . . . . . . . . . . . 73
     Section 6.5   Return Filings, Refunds and Credits . . . . . . . . . . . . 73
     Section 6.6   Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . 80
     Section 6.7   Termination of Tax Sharing Agreements . . . . . . . . . . . 80
     Section 6.8   Disputes. . . . . . . . . . . . . . . . . . . . . . . . . . 80

                                       ii
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     Section 6.9   Determination and Characterization of Payments. . . . . . . 81

                         ARTICLE VII CONDITIONS TO CLOSING
     Section 7.1   Conditions to the Obligations of All Parties. . . . . . . . 82
     Section 7.2   Conditions to the Obligations of Seller . . . . . . . . . . 83
     Section 7.3   Conditions to the Obligations of Buyer. . . . . . . . . . . 84

                            ARTICLE VIII TERMINATION
     Section 8.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . 84
     Section 8.2   Effect of Termination . . . . . . . . . . . . . . . . . . . 85

                          ARTICLE IX INDEMNIFICATION
     Section 9.1   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . 86
     Section 9.2   Indemnification by Seller . . . . . . . . . . . . . . . . . 87
     Section 9.3   Indemnification by Buyer. . . . . . . . . . . . . . . . . . 88
     Section 9.4   Limitations of Claims . . . . . . . . . . . . . . . . . . . 88
     Section 9.5   Procedures. . . . . . . . . . . . . . . . . . . . . . . . . 93
     Section 9.6   Exclusivity of Remedies . . . . . . . . . . . . . . . . . . 97

                      ARTICLE X MISCELLANEOUS PROVISIONS
     Section 10.1   Disclosure Schedules; Exhibits . . . . . . . . . . . . . . 98
     Section 10.2   Amendment and Modification . . . . . . . . . . . . . . . . 99
     Section 10.3   Waiver of Compliance . . . . . . . . . . . . . . . . . . . 99
     Section 10.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . 99
     Section 10.5   Parties in Interest; Assignment. . . . . . . . . . . . . .102
     Section 10.6   Counterparts . . . . . . . . . . . . . . . . . . . . . . .102
     Section 10.7   Construction; Interpretation . . . . . . . . . . . . . . .103
     Section 10.8   Entire Agreement . . . . . . . . . . . . . . . . . . . . .104
     Section 10.9   Severability . . . . . . . . . . . . . . . . . . . . . . .104
     Section 10.10  Governing Law. . . . . . . . . . . . . . . . . . . . . . .105
     Section 10.11  Guarantee. . . . . . . . . . . . . . . . . . . . . . . . .105

EXHIBIT A  License Agreement

                                       iii

                             Index of Defined Terms

DEFINED TERM                                                            WHERE DEFINED

Adjusted GAAP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.4(b)
Affected Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 5.1
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introductory Clause
Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 6.3(b)
appropriate Seller or Company personnel. . . . . . . . . . . . . . . .Section 10.7(b)
Article. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 10.7(c)
Auditor. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.4(d)
Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introductory Clause
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 1.2
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 1.2
Closing Statement of Company Business Net Worth. . . . . . . . . . . . Section 1.4(b)
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.12(a)
Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .Introductory Clause
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introductory Clause
Company Business Net Worth . . . . . . . . . . . . . . . . . . . . . . Section 1.4(a)
Company DC Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 5.5
Company Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . Section 2.12
Company ERISA Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . Section 2.12
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . .Section 8.2
Confidential Memorandum. . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.6
December 31, 1996 Financial Statements . . . . . . . . . . . . . . . . Section 2.5(a)
December 31, 1997 Statement of Company Business Net Worth. . . . . . . Section 2.5(a)
December 31, 1997 Financial Statements . . . . . . . . . . . . . . . . Section 2.5(a)
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.4(a)
Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 4.11(a)
Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 6.1(a)
Employment Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 5.3
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.14
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.14
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.12
Estimated Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.4(a)
Executive. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 4.5
Exhibit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 10.7(c)
Finder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.5
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.4(b)
Governmental Entity. . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.4
Guarantor. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introductory Clause

                                       iv


HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.4
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . Section 9.5(a)
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . Section 9.5(a)
Indemnity Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 9.4(d)
Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.11
Intercompany Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .Section 1.5
knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 10.7(b)
License Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.3(a)
Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.3
Limitations Period . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 9.1
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 9.2
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.1
Nominee Share. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.3(c)
Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 9.5(a)
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.7
Pre-Closing Tax Period . . . . . . . . . . . . . . . . . . . . . . . . Section 6.1(a)
Predecessor Policies . . . . . . . . . . . . . . . . . . . . . . . . . Section 4.9(c)
Private Placement Notes. . . . . . . . . . . . . . . . . . . . . . . . Section 2.3(a)
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 1.1
Retention Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 4.5
Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 10.7(c)
Section. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 10.7(c)
Section 338 Statement. . . . . . . . . . . . . . . . . . . . . . . . . Section 6.3(b)
Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introductory Clause
Seller Credit Agreement. . . . . . . . . . . . . . . . . . . . . . . . Section 2.3(a)
Seller DC Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 5.5
Seller Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.16
Separate Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 6.5(a)
Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introductory Clause
Straddle Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 6.1(c)
subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.1
Tax Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 9.4(d)
Tax Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 6.2(a)
Tax Indemnified Party  . . . . . . . . . . . . . . . . . . . . . . . . Section 6.2(a)
Tax Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . Section 6.2(a)
Tax Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 6.2(a)
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.13(h)
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.13(h)
Taxing Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.13(h)
Third Party Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . Section 9.5(a)
Year 2000 Compliant. . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.8

                               STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of February 18, 1998 (the "Agreement"), among The Coleman Company, Inc., a Delaware corporation ("Seller"), Siebe plc, an English corporation ("Guarantor"), and Ranco Incorporated of Delaware, a Delaware corporation and a wholly-owned subsidiary of Guarantor ("Buyer").

          WHEREAS, Seller owns all of the issued and outstanding shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Coleman Safety & Security Products, Inc., a Delaware corporation (the "Company"), which, together with its subsidiaries, engages in designing, manufacturing, marketing and selling smoke alarms and carbon monoxide alarms which it markets to home builders and remodelers principally via the electrical wholesale distribution channel and to individual consumers via retail distribution channels and a broad range of other electronic products for residential homes and commercial buildings, including electronic and mechanical thermostats and duct smoke detectors; and

          WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and accept from Seller, all of the Shares;

          NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the parties hereto agree as follows:


                                       ARTICLE I

                                  PURCHASE AND SALE

          Section 1.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, the Shares for an aggregate purchase price of $105,000,000 in immediately available funds, adjusted as provided in Sections 1.4(a) and (e) hereof (the "Purchase Price").

          Section 1.2  CLOSING.  Upon the terms and
subject to the conditions of this Agreement, the closing with respect to the transactions provided for herein (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York on the fifth business day following the satisfaction or waiver of all of the conditions to each party's obligations to close hereunder, other than those conditions which can only be satisfied at the Closing or such other date as the parties shall agree (the "Closing Date").

          Section 1.3 DELIVERIES AT CLOSING. (a) At the Closing, Seller shall deliver to Buyer:

               (i) a certificate or certificates representing all of the Shares, endorsed in blank or accompanied by stock powers executed in blank and any other instruments necessary to transfer to Buyer good and marketable title to such Shares;

               (ii) the License Agreement (the "License Agreement") in the form attached hereto as Exhibit A, duly executed by Seller and the Company;

               (iii) evidence of the release of the Shares and the Company as a guarantor under the Seller Credit Agreement (as hereinafter defined) and the Private Placement Notes (as hereinafter defined); and

               (iv) the certificate required by Section 7.3(c) hereof.

          (b) At the Closing, Buyer shall deliver to Seller:

               (i) the Purchase Price as adjusted pursuant to Section 1.4(a) hereof, by wire transfer to an account or accounts identified by Seller not later than three business days prior to the Closing Date;

               (ii) the License Agreement, duly executed by Buyer; and

               (iii) the certificate required by Section 7.2(c) hereof.

          Section 1.4 PURCHASE PRICE ADJUSTMENT. (a) ADJUSTMENT AT CLOSING. Not later than three business days prior to the Closing, Seller shall deliver to Buyer a statement of the consolidated tangible net worth of the

Company and its subsidiaries, adjusted by the accounting adjustments set forth in Section 1.4(a) of the disclosure schedule delivered by Seller to Buyer on or prior to the date hereof (the "Disclosure Schedule") (the "Company Business Net Worth") estimated as of the close of business on the Closing Date (the "Estimated Net Worth"), determined on a basis consistent with that used for the December 31, 1997 Statement of Company Business Net Worth (as hereinafter defined), accompanied by a certificate of the Chief Financial Officer of Seller to the effect that such estimate represents a good faith estimate of the Estimated Net Worth in accordance with this Agreement. At the Closing, (i) if the Estimated Net Worth exceeds the Company Business Net Worth as of December 31, 1997, the Purchase Price shall be increased by the amount of such excess and (ii) if the Estimated Net Worth is less than the Company Business Net Worth as of December 31, 1997, the Purchase Price shall be decreased by the amount of such deficit; provided that the amount to be paid by Buyer at the Closing shall not exceed $105,000,000.

          (b) CLOSING STATEMENT OF COMPANY BUSINESS NET WORTH. As promptly as practicable, but in any event not later than 60 days after the Closing, Seller shall cause to be prepared and delivered to Buyer an audited consolidated statement of Company Business Net Worth and the notes thereto as of the Closing Date (the "Closing Statement of Company Business Net Worth") determined in accordance with Adjusted GAAP (as hereinafter defined) applied on a basis consistent with the December 31, 1997 Statement of Company Business Net Worth. The Closing Statement of Company Business Net Worth delivered pursuant to this Section 1.4(b) shall be accompanied by a special-purpose report of Ernst & Young LLP to the effect that such statement and any related notes thereto were prepared in accordance with Adjusted GAAP.
 "Adjusted GAAP" shall mean United States generally accepted accounting principles in effect on the date hereof ("GAAP") applied on a basis consistent with the December 31, 1997 Statement of Company Business Net Worth, as adjusted by the accounting adjustments in Section 1.4(a) of the Disclo-sure Schedule.

          (c) COOPERATION BY BUYER. Buyer shall make available to Seller and its representatives (at no cost to Seller) such books, records and employees of Buyer, the Company or any of the Company's subsidiaries as may be necessary for Seller's preparation of the Closing Statement of Company Business Net Worth. Buyer and its representatives shall have the right to observe any inventory count and, after the delivery of the Closing Statement of Company Business Net Worth pursuant to Section 1.4(b) above, to review the work papers, schedules, memoranda and other documents and information prepared or reviewed by Seller and to communicate with the persons who conducted such preparation, review or count.

          (d) DISPUTE RESOLUTION. Within 45 days after the delivery of the Closing Statement of Company Business Net Worth to Buyer, Buyer shall notify Seller of any objections to the Closing Statement of Company Business Net Worth, specifying in reasonable detail any such objections, and if Buyer fails to notify Seller of any objections within such period, Buyer shall be deemed to have agreed to the Closing Statement of Company Business Net Worth as prepared by Seller. If Buyer has no objections or if Seller and Buyer agree on the resolution of all such objections, the Closing Statement of Company Business Net Worth (with any such changes as may be agreed) shall be final and binding. Seller and Buyer shall each have the right, at any time, to unilaterally terminate, in writing, all discussions with respect to such objections or changes. Not later than 10 business days after either Seller or Buyer shall have terminated such discussions, all such disputed items shall be submitted for resolution to a certified public accounting firm of national standing designated by Seller and Buyer (the "Auditor"), which Auditor must be independent of and have no ongoing business relationship with Seller, Buyer or their respective affiliates. Seller and Buyer shall use reasonable efforts to cause the report of the Auditor to be rendered within 30 days of its appointment, and the

Auditor's determination as to the appropriateness and extent of changes (if any) to the Closing Statement of Company Business Net Worth shall be final and binding.

          (e) POST-CLOSING NET WORTH ADJUSTMENT.

               (i) If the Company Business Net Worth as finally determined pursuant to subsection (d) of this Section 1.4 is less than the Estimated Net Worth, the Purchase Price shall be reduced by the amount of such deficit. If the Company Business Net Worth as finally determined pursuant to subsection
(d) of this Section 1.4 is greater than the Estimated Net Worth, the Purchase Price shall be increased by the amount of such excess.

               (ii) If the Purchase Price, as adjusted pursuant to this subsection (e), is less than the amount paid by Buyer at the Closing, Seller shall pay to Buyer, in immediately available funds, the amount of such deficit with interest from the Closing Date through the date of payment at the rate of 6% per annum. If the Purchase Price, as adjusted pursuant to this subsection (e), is greater than the amount paid by Buyer at the Closing,

Buyer shall pay to Seller, in immediately available funds, the amount of such excess with interest from the Closing Date through the date of payment at the rate of 6% per annum.

               (iii) Any sums payable pursuant to this subsection (e) shall be paid within five business days after the final determination of Company Business Net Worth pursuant to subsection (d) hereof.

          (f) FEES OF AUDITOR. The fees and expenses of the Auditor shall be shared equally by Seller and Buyer.

          Section 1.5 INTERCOMPANY ACCOUNTS. On or prior to the Closing Date, all intercompany account balances between the Company and Seller or any of its subsidiaries (as defined below) ("Intercompany Accounts") shall be cancelled, effective immediately prior to the Closing Date. No adjustment shall be made to the Purchase Price as a result of any such cancellation, except to the extent provided in Section 1.4 hereof.

                                      ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          Section 2.1 ORGANIZATION AND QUALIFICATION. Section 2.1 of the Disclosure Schedule contains a complete list of each of the subsidiaries of the Company and jurisdictions in which they and the Company are qualified (to the extent such concepts are applicable in such jurisdictions) to conduct their business. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concepts are applicable in such jurisdictions), has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which such concepts are applicable and the nature of the business conducted by it or the ownership, lease or operation of its proper-ties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing have not had, prior to the Closing, a Material Adverse Effect. (For purposes of this Agreement, "Material Adverse Effect" means any condition, event, circumstance, change or effect that, individually or in the aggregate, would result in a material adverse effect on the business, assets or results of operations of the Company and its subsidiaries, taken as a whole. A "subsidiary" of any entity means any corporation, partnership, joint venture or other business entity of which the specified entity, directly or indirectly, beneficially owns, 50% or more of the equity interests, or holds the voting control of 50% or more of the equity interests). Seller has heretofore delivered to Buyer a true and correct copy of the constituent documents of the Company and each subsidiary of the Company as in effect on the date hereof.

          Section 2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Seller and no other corporate proceedings on the part of Seller (or any other person) are necessary to authorize the execution of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly and validly executed by Seller and (assuming the valid execution of this Agreement by Buyer) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except (a) that such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          Section 2.3 CAPITALIZATION; TITLE. (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock all of which are issued and outstanding. Each of the Shares has been duly authorized and validly issued, and is fully paid and non-assessable, and all of the Shares are owned by Seller, free and clear of any and all liens, encumbrances, security interests, mortgages, pledges, claims, options or restrictions of any kind whatsoever ("Liens"). Except as expressly contemplated by this Agreement and except for the obligations of the Company pursuant to (i) the Amended and Restated Credit Agreement, dated as of August 3, 1995, among Seller, certain subsidiaries of Seller named therein, the banks named therein, as Lenders, and Credit Suisse, as Agent (the "Seller Credit Agreement") and (ii) the Note Purchase Agreement, dated August 3, 1995, relating to the 7.26% Senior Notes due 2007, and the Note Purchase Agreement, dated May 1, 1996, relating to the 7.10% Senior Notes, Series A, due 2006 and 7.25% Senior

Notes, Series B, due 2008 (collectively, the "Private Placement Notes"), which obligations will terminate on or prior to the Closing Date without any continuing liability or obligation to the Company or any of its subsidiaries as a result thereof, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement of any kind, direct or indirect, relating to (x) the issuance, purchase, acquisition, sale, pledge, delivery or transfer of any shares of capital stock of the Company (including the Shares), including any right of direct or indirect conversion or exchange under any security or other instrument, or (y) the voting or control of any such capital stock, security or other instrument (including the Shares).

          (b) Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Shares, free and clear of all Liens.

          (c) All of the outstanding shares of capital stock, or other equity interests, of each of the Com-pany's subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by either the Company or another of its subsidiaries (except for one share of Series A stock of Coleman Manufacturing de Mexico, S.A. de C.V., of which an employee of the Seller is the record owner as nominee of the Company's subsidiary Jasan Products Ltd. (the "Nominee Share")), free and clear of all Liens. Except as expressly contemplated by this Agreement and except for the obligations of the Company with respect to its subsidiaries pursuant to (i) the Seller Credit Agreement and (ii) the Private Placement Notes, which obligations will terminate on or prior to the Closing Date without any continuing liability or obligation to the Company or any of its subsidiaries as a result thereof, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement of any kind, direct or indirect, relating to (x) the issuance, purchase, acquisition, sale, pledge, delivery or transfer of any shares of capital stock, or other equity interests, of any of the Company's subsidiaries, including any right of direct or indirect conversion or exchange under any security or other instrument, or (y) the voting or control of any such capital stock, security or other instrument.

          Section 2.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) require Seller to file or register with, notify, or obtain any permit, authorization, consent, or approval of or from, any Governmental Entity (as defined below), with the exception of filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (together, the "HSR Act") and filings with the Mexican Comision Federal de Competencia (if any), (ii) conflict with or breach any provision of the certificate of incorporation or by-laws (or other similar charter documents) of Seller or any of its subsidiaries, including the Company and its subsidiaries, (iii) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of a Lien on the Shares or any asset of the Company or any of its subsidiaries pursuant to, any agreement or other obligation to which Seller or any of its subsidiaries, including the Company and its subsidiaries, is a party, or by which any of them may be bound, except for those listed in Section 2.4 of the Disclosure Schedule as to which Seller will use its best efforts to obtain requisite waivers or consents prior to the Closing, or (iv) violate any material order, writ, injunction, decree, judgment, statute, law or ruling of any Governmental Entity applicable to Seller or any of its subsidiaries, including the Company and its subsidiaries, excluding from the foregoing clauses (i) and (iii) such requirements, defaults, rights or violations which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, or which become applicable as a result of any acts or omissions by Buyer (other than the execution and performance of this Agreement by Buyer) or the status of Buyer. For purposes of this Agreement, "Governmental Entity" means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, or any nation, or any court, or legally constituted tribunal or arbitrator.

          Section 2.5 FINANCIAL STATEMENTS. (a) Seller has previously delivered to Buyer the audited consolidated statement of Company Business Net Worth and consolidated statement of operations as of and for the year ended December 31, 1996 (collectively, the "December 31, 1996 Financial
Statements") which were prepared in accordance with Adjusted GAAP and are included in Section

2.5(a) of the Disclosure Schedule. Seller has also delivered to Buyer an unaudited consolidated statement of Company Business Net Worth as of December 31, 1997 with the review report of Ernst & Young LLP (the "December 31, 1997 Statement of Company Business Net Worth") and an unaudited consolidated statement of operations for the year ended December 31, 1997 for the Company and its subsidiaries with the review report of Ernst & Young LLP (together with the December 31, 1997 Statement of Company Business Net Worth, the "December 31, 1997 Financial Statements"), which were prepared in accordance with Adjusted GAAP, applied on a basis consistent with the December 31, 1996 Financial Statements (except for the accounting adjustments set forth in Section 2.5(a) of the Disclosure Schedule) and are included in Section 2.5(a) of the Disclosure Schedule. The December 31, 1996 Financial Statements and the December 31, 1997 Financial Statements fairly present, in all material respects, the Company Business Net Worth and the results of operations of the Company and its subsidiaries as of the respective dates and for the respective periods then ended on the basis described in the notes thereto.

          (b) The Closing Statement of Company Business Net Worth when delivered will have been prepared in accordance with Adjusted GAAP applied on a basis consistent with the December 31, 1997 Statement of Company Business Net Worth as adjusted by the accounting adjustments in Section 1.4(a) of the Disclosure Schedule and will fairly present, in all material respects, the Company Business Net Worth as of the Closing Date on the basis described in the notes thereto.

          Section 2.6 ASSETS NECESSARY TO BUSINESS. Except for the "Coleman" trademark and tradename, the Company and its subsidiaries collectively have good and marketable title to or valid leasehold interest in all of the assets, properties and rights which are necessary to carry on the business of the Company and its subsidiaries as presently conducted. From January 1, 1997 until the date hereof, neither the Company nor any of its subsidiaries have disposed of any assets, properties or rights of the business of the Company and its subsidiaries necessary for the conduct of the Company's business as conducted during such period, except in the ordinary course of business, including but not limited to dispositions and/or replacements of obsolete assets.

          Section 2.7 TITLE TO PROPERTIES; ENCUMBRANCES. Section 2.7 of the Disclosure Schedule sets forth a complete list of all real property owned, leased or otherwise occupied by the Company or any of its subsidiaries. Except as otherwise contemplated by this Agreement (and, since December 31, 1997, other than any of such properties or assets sold or otherwise disposed of in the ordinary course of business or with respect to which any lease relating thereto has terminated) at the Closing, the Company and its subsidiaries will have good and marketable title to, or a valid leasehold interest in, all of the properties and assets (real, personal and mixed, tangible and intangible, wherever located) reflected in the December 31, 1997 Statement of Company Business Net Worth or acquired after the date thereof.

  All such properties and assets are owned or held under lease, in each case, free and clear of all Liens, except for Permitted Liens and, to the actual knowledge of the Senior Vice President of Operation of Seller, there are no material defects in the buildings, improvements and structures located on any of the owned property of the Company or its subsidiaries which would substantially impair the conduct of the business of the Company and its subsidiaries immediately following the Closing as compared with the conduct of the business of the Company and its subsidiaries immediately prior to the Closing. For purposes of this Agreement, "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes (as defined below), assessments and other governmental charges not yet due and payable or, if due and payable, for which adequate reserves have been made, and (iii) Liens that do not, individually or in the aggregate, materially impair the use, or materially detract from the value, of the property to which they relate. Permitted Liens have been accrued to the extent required by GAAP.

          Section 2.8 CONTRACTS AND COMMITMENTS. (a) Section 2.8 of the Disclosure Schedule sets forth, with respect to the Company and its subsidiaries, a complete and accurate list of: (i) all contracts or agreements, whether oral or written (including, without limitation, mortgages, leases, indentures and loan agreements), except (x) such contracts and agreements which are required to be set forth in the Disclosure Schedule pursuant to clauses (ii) through (xiii) of this Section 2.8 or are listed on other Disclosure Schedules required by this Agreement, (y) contracts and agreements which involve, or which may reasonably be expected to involve, the payment by or to any one or more of the Company and its subsidiaries of less than $50,000 with respect to any one contract or agreement or $75,000 with respect to any related group of contracts or agreements and (z) contracts or agreements in the nature of purchase and sales orders entered into by the Company or any subsidiary in the ordinary course of business and containing normal terms and conditions, (ii) all sales agency, distribution or dealership contracts that are not cancellable on notice of not less than 90 days and without liability, penalty or premium for such cancellation under such contract; (iii) all employment and consulting agreements or other agreements with employees that contain any severance or termination pay liabilities or obligations that are not cancellable on notice of not less than 90 days without liability, penalty or premium for such cancellation under such contract; (iv) all collective bargaining or union contracts or agreements; (v) all non-competition or other agreements between the Company or any of its subsidiaries and any third party preventing or restricting the Company or any of its subsidiaries from carrying on their respective businesses anywhere in the world; (vi) all debt obligations, mortgages, notes or indentures for borrowed money, including guaranties of or agreements to acquire any such debt obligation of others

(other than obligations to be extinguished at or before the Closing) including the amount of any credit line or commitment and the names of all persons authorized to borrow or to discount debt obligations or otherwise act on behalf of the Company or any subsidiary in any dealings with any bank or financial institution; (vii) the name of each bank or other financial institution in which the Company or any subsidiary has an account or safe deposit box, the numbers of such accounts or boxes and the names of all persons authorized to draw thereof or have access thereto; (viii) the names of the ten largest suppliers to, and the ten largest customers of, the Company and its subsidiaries as a whole for the year ended December 31, 1997 together with the approximate dollar volume by supplier and customer and a general description of the goods or services provided by each supplier; (ix) all loans to, or guarantees of loans to, employees of the Company or any subsidiary made by the Company or any subsidiary; (x) all outstanding commitments by the Company or any subsidiary to make a capital expenditure, capital addition or capital improvement involving an amount in excess of $50,000, together with any Capital Expenditure Report by the Company or any subsidiary related to making or committing to make any capital expenditure, capital addition or capital improvement subsequent to the date hereof involving an amount in excess of $50,000; (xi) all contracts or agreements under which the Company or any subsidiary has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any United States or foreign patents, trademarks, trade names, service marks, service names, technology, copyrights, logos, brand names, designs, industrial designs, inventions, trade secrets, secret processes or know-how involving an amount in excess of $50,000; (xii) the names and current annual compensation rates of all employees of the Company or any subsidiary whose current annual rate of compensation (including bonuses) is $75,000 or more; and (xiii) the names of all retired employees of the Company or any subsidiary who are receiving or are entitled to receive any pension or other benefits under any unfunded plan not qualified under Section 401 of the Internal Revenue Code of 1954, as amended, their ages and their current annual unfunded pension rates.

          (b)  True and complete copies of all documents referred to in
Section 2.8 of the Disclosure Schedule have been heretofore made available to the Buyer. Neither the Company nor any of its subsidiaries is in default under any document listed or required to be listed on Section 2.8 of the Disclosure Schedule and, to the knowledge of Seller, after due inquiry, no other person is in breach thereof.

          (c) All such contracts have been entered into lawfully and individually and collectively do not violate the provisions of any federal, state or local, statute, rule, regulation or ordinance, including without limitation, with respect to pricing, except for such violations which, individually or collectively, would not have a Material Adverse Effect.

          Section 2.9  ABSENCE OF CERTAIN CHANGES OR

EVENTS. Except as set forth in Section 2.9 of the Disclosure Schedule, since December 31, 1997 neither the Company nor any of its subsidiaries (a) has taken any of the actions set forth in Sections 4.1(a) through (j) hereof or entered into any transaction, or conducted its business or operations other than in the ordinary and usual course of business or (b) has suffered a material adverse change in its business or financial condition.

           Section 2.10  ABSENCE OF LITIGATION.  Except as set forth in
Section 2.10 of the Disclosure Schedule, there is no action, suit or proceeding of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity pending or, to the knowledge of Seller after due inquiry of appropriate Seller or Company personnel, threatened against the Company or any of its subsidiaries. None of such actions, suits or proceedings, if adversely determined, would have a Material Adverse Effect or would have a material adverse effect on Seller's ability to consummate the transactions contem-plated hereby.

          Section 2.11 INTELLECTUAL PROPERTY. For purposes hereof, "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade names and corporate names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related document) and (g) all other proprietary rights. Section 2.11 of the Disclosure Schedule sets forth all patents, registered trademarks and registered copyrights (and applications for any of the foregoing) and material common law trademarks owned by the Company. To the knowledge of Seller, after due inquiry of appropriate Seller or Company personnel, in addition to the items set forth in Section 2.11 of the Disclosure Schedule, the Company and its subsidiaries own, free and clear of all Liens, all right, title and interest in and to the Intellectual Property necessary to the conduct of the business of the Company and its subsidiaries as now being conducted, other than the "Coleman" trademark and tradename and other than such Intellectual Property which the Company has the right to use pursuant to a license, sublicense, agreement or permission, set forth, where applicable, in Section 2.8 of the Disclosure Schedule. With respect to any such license, sublicense, agreement or permission, to the knowledge of Seller, (i) the underlying item of Intellec-tual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property. Except for the matters set forth in Section
2.11 of the Disclosure Schedule, there is no claim, action, proceeding, suit, complaint, or, to the knowledge of Seller, investigation pending or threatened that (i) the operations, products, Intellectual Property or manufacturing processes of the Company or any of its subsidiaries infringe upon or conflict with the intellectual property rights of any other person, or (ii) challenges the legality, validity, enforceability, use or ownership of the Intellectual Property owned by the Company. To the knowledge of Seller, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company or its subsidiaries.

          Section 2.12  ERISA COMPLIANCE. (a) Section

2.12 of the Disclosure Schedule sets forth a true and complete list of all employee benefit and compensation plans, programs or agreements maintained for the benefit of the current or former employees or directors of the Company or any of its subsidiaries, which employee benefit and compensation plans, programs or agreements are sponsored, maintained or contributed to by the Company or any affiliate of the Company, or with respect to which the Company or any affiliate of the Company has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, the "Company Employee Benefit Plans"). Except as set forth in Section 2.12 of the Disclosure Schedule, all Company Employee Benefit Plans have been maintained in compliance with all applicable requirements of law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except to the extent where the failure to be so maintained would not have, individually or in the aggregate, a Material

Adverse Effect.

          (b) None of the Company Employee Benefit Plans is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA), and neither the Company nor any of its subsidiaries has maintained, sponsored or contributed to any such plan within the previous six (6) years.

          (c) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and, to the Seller's knowledge, nothing has occurred that would cause the loss of such qualification or exemption. With respect to each Company Employee Benefit Plan, (i) no "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred, and (ii) no audit or investigation has been commenced by the Internal Revenue Service or the Depart-ment of Labor, and no such audit or investigation is pending or, to the Seller's knowledge, threatened. No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (each, a "Company ERISA Affiliate").

          (d) The Company does not maintain or contribute to any "employee benefit plan" as defined in Section 3(3) of ERISA which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon retirement or termination of employment.

          (e) Except as set forth in Section 2.12 of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or in combination with another event) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or compensation or obligation to fund benefits or compensation with respect to any current or former employee or director.

          Section 2.13 TAXES. Except as set forth in Section 2.13 of the Disclosure Schedule:

          (a) All Tax Returns required to be filed by or with respect to or which includes or included the Company and each of its subsidiaries have been filed in accordance with all applicable laws with the appropriate Taxing Authorities on or before the due date thereof (including extensions), other than those Tax Returns which the failure to file would not have a Material Adverse Effect. All material Taxes of the Company and each of its subsidiaries due and payable by them (whether or not shown to be due on such Tax Returns) have been paid in full, other than Taxes being contested in good faith in appropriate proceedings and for which adequate provision has been made therefor.

          (b) There are no Liens for Taxes upon the assets of the Company or any of its subsidiaries except for statutory Liens for Taxes not yet due and payable.

          (c) There are no audits or proceedings pending, proposed or in progress with respect to liabilities for Taxes of the Company or any of its subsidiaries, and neither the Company nor any of its affiliates has received any written notice of a pending, proposed or asserted deficiency or assessment from any Taxing Authority with respect to liabilities for Taxes of the Company or any of its subsidiaries which has not been paid or finally settled or is not being contested in good faith in appropriate proceedings and for which adequate reserves have been made.

          (d) Except with respect to the person identified on Section 4.5(ii) of the Disclosure Schedule, no payment (whether in cash, property or the vesting of property) made by the Company or the Buyer to an Affected Employee, in connection with the execution of, and performance of the transactions contemplated in, this Agreement (whether alone or upon the occurrence of any other event) could be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

          (e) No extension of time within which to file any Tax Returns required to be filed by the Company or any of its subsidiaries (which Tax Returns shall not under any circumstances include Tax Returns that relate to an affiliated, consolidated, combined or unitary group which includes a company other than the Company and any of its subsidiaries) has been requested which Tax Return has not since been filed.

          (f) There are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Returns required to be filed by the Company or any of its subsidiaries which waivers or extensions are pending or remain in effect.

          (g) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stock-holder or other third party.

          (h) For purposes of this Agreement: (i) "Taxes" means all federal, state, local and foreign net income, gross income, sales, use, franchise, profits, service, withholding, payroll, employment, excise, gross receipts, capital stock, occupation, net worth, transfer, stamp, estimated, ad valorem, gains, property taxes, asset tax, value added tax, and other similar taxes, charges, duties, tariffs, levies, fees, or assessments together with any interest, penalties, and additions to tax or additional amounts thereon, imposed by any Taxing Authority, (ii) "Taxing Authority" means any federal, state, local or foreign governmental authority responsible for the imposition of any Taxes; and (iii) "Tax Returns" means any return, report, declaration, estimate or other information filed or required to be supplied to a Taxing Authority in connection with Taxes.

          Section 2.14 ENVIRONMENTAL MATTERS. (a) The Company and its subsidiaries hold, and are in material compliance with, all permits, licenses and other govern-ment authorizations ("Environmental Permits") required for the Company and its subsidiaries to conduct their respective businesses under Environmental Laws. (For purposes of this Agreement, "Environmental Laws" means all applicable foreign, federal, state and local, laws, statutes, ordinances, rules, regulations, orders, judgments and decrees relating to pollution or the protection of the environment.) The Company and its subsidiaries are in material compliance with all such Environmental Laws and have no liability under any indemnity agreement or other contractual obligations relating to pollution or the protection of the environment or human health or safety.

          (b) Except as set forth in Section 2.14 of the Disclosure Schedule, the Company has not received any written or, to the Company's knowledge, oral request for information, or been notified or the subject of any claim that it is or may be a potentially responsible party or otherwise is or may be responsible for the investigation or cleanup of hazardous substances, under the federal

Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any other Environmental Law with respect to any on-site or off-site location, whether or not currently or previously owned, leased, used or occupied by the Company.

          (c) The Company is not subject to, nor has it received any notice that it may be subject to, any judgment, decree, order or other agreement relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Laws.

          (d) There has been no release or disposal as a result of the Company's or any of its subsidiaries' operations or, to the Company's knowledge, operations by others, at any time of any regulated substances at, on, under, from or affecting any real property currently or formerly owned, leased or operated by the Company or any of its subsidiaries or any of their predecessors-in-interest (other than pursuant to and in accordance with Environmental Permits held by the Company, its subsidiaries or any of their predecessors, or that will not give rise to liability under Environmental Laws).

          (e) To the knowledge of Seller, Seller has made available to Buyer true and complete copies of all environmental reports, studies, audits and assessments which are in the possession or control of the Company relating to any real property or facilities currently or formerly owned, leased or operated by the Company or any of its subsidiaries or any of their predecessors-in-interest.

          Section 2.15 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the December 31, 1997 Statement of Company Business Net Worth, neither the Company nor any of its subsidiaries had, at December 31, 1997, any undisclosed liabilities except for those liabilities which, separately or in the aggregate, are not expected to have a Material Adverse Effect. Except as and to the extent set forth in Section 2.15 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) which would be required by Adjusted GAAP to be included in a consolidated statement of the Company Business Net Worth dated as of the date hereof, except liabilities incurred since December 31, 1997 in the ordinary course of business and liabilities incurred in connection with this Agreement.

          To the knowledge of Seller, after due inquiry, there is no latent or overt design, manufacturing or other defect in any products of the Company or its subsidiaries which could reasonably be expected to result in a series of liability claims which would have a Material Adverse Effect.

          Section 2.16  TRANSACTIONS WITH AFFILIATES.  Except as set forth in
Section 2.16 of the Disclosure Schedule, none of the Company or any of its subsidiaries has any outstanding contract, agreement or other arrangement with any member of the Seller Group (as defined below) which will continue in effect subsequent to the Closing. "Seller Group" means Seller and its affiliates, other than the Company and its subsidiaries.

          Section 2.17 BROKERS. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Seller, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement by reason of any action taken by Seller, except for BancAmerica ROBERTSON STEPHENS, the fees and expenses of which shall be paid by Seller.

          Section 2.18 INSURANCE. Section 2.18 of the Disclosure Schedule contains an accurate and complete list as of the date hereof of all material policies, currently in force, of fire, liability, workmen's compensation, public and product liability, title and other forms of insurance owned, held by or applicable to the Company or any of its subsidiaries or their respective assets or businesses. All such policies are in full force and effect. Seller has heretofore delivered to Buyer an accurate summary description of all such policies.

          Section 2.19  LABOR DIFFICULTIES.  Except as
set forth in Section 2.10 or Section 2.19 of the Disclosure Schedule, (a) there is no unfair labor practice complaint or charge of discrimination or other employee claim against the Company or any of its subsidiaries pending or, to the knowledge of Seller after due inquiry of appropriate Seller or Company personnel, threatened, (b) there is no labor strike, dispute, slowdown, stoppage or other labor difficulty actually pending or, to the knowledge of the Seller after due inquiry of appropriate Seller or Company personnel, threatened against or affecting the Company or any of its subsidiaries and (c) there are no pending union negotiations relating to employees of the Company or any of its subsidiaries.

          Section 2.20  COMPLIANCE WITH LAWS.  Except as set forth in Section
2.20 of the Disclosure Schedule or as provided for in Sections 2.10, 2.12,
2.13 and 2.14 hereof, the Company and its subsidiaries have operated their respective businesses in compliance with all laws, ordinances, regulations and orders of all Governmental Entities except for violations of such laws, ordinances, regulations and orders which do not and are not expected to have a Material Adverse Effect. The Company and its subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses, except those the absence of which does not and are not expected to have a Material Adverse Effect. No notice has been received by, and, to the knowledge of the Seller after due inquiry of appropriate Seller or Company personnel, no investigation or review is pending or threatened by, any Governmental Entity with respect to (i) any alleged violation by the Company of any law, ordinance, regulation or order of any Governmental Entity which may have a Material Adverse Effect or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the respective businesses of the Company and its subsidiaries which may have a Material Adverse Effect.

          Section 2.21  CUSTOMER ACCOUNTS RECEIVABLE;

INVENTORIES. (a) All customer accounts receivable of the Company and its subsidiaries, whether reflected on the December 31, 1997 Financial Statements or subsequently created, have arisen from bona fide transactions in the ordinary course of business. Except as set forth in Section 2.21(a) of the Disclosure Schedule, to the knowledge of the Seller, after due inquiry, all such customer accounts receivable are, in the aggregate, good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts returns or credits as the ordinary course of business reflected on the December 31, 1997 Financial Statements.

          (b) Except as set forth in Section 2.21(b) of the Disclosure Schedule, to the knowledge of Seller, after due inquiry, the cost of inventories, net of any revenues, of the Company and its subsidiaries reflected on the December 31, 1997 Financial Statements or subsequently acquired prior to the Closing Date, represent inventory which are generally of a quality and quantity usable and salable in all material respects in accordance with past practice of the Company (except as otherwise noted in the December 31, 1997 Financial Statements or the Closing Statement of Company Business Net Worth). No representation is made under this Section with respect to the inventory relating to the DC carbon monoxide detectors existing on December 31, 1997, the date hereof or the Closing Statement of Company Business Net Worth.

          Section 2.22 INFORMATION. To the knowledge of the Seller, after due inquiry and subject to the limitations contained in Section 3.6, none of the information provided by Seller to Buyer in connection with transactions contemplated by this Agreement contains any material misstatement of fact or omits to state any material fact necessary to be stated in order to make the statements therein not misleading.


                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

          Buyer and Guarantor hereby jointly and severally represent and warrant to Seller as to the matters set forth in Sections 3.1, 3.2 and 3.3 hereof, and Buyer hereby represents and warrants to Seller as to the matters set forth in Sections 3.4, 3.5, 3.6, 3.7 and 3.8 hereof, as follows:

          Section 3.1 ORGANIZATION AND QUALIFICATION. Each of Buyer and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

          Section 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Buyer and Guarantor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by each of Buyer and Guarantor and no other corporate proceedings on the part of each of Buyer and Guarantor (or any other person) are necessary to authorize the execution of this Agreement by each of Buyer and Guarantor or the consummation by each of Buyer and Guarantor of the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Buyer and Guarantor, and (assuming the valid execution of the Agreement by Seller) constitutes a valid and binding agreement of each of Buyer and Guarantor, enforceable against each of Buyer and Guarantor in accordance with its terms, except (a) that such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          Section 3.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) require Buyer or Guarantor to file or register with, notify, or obtain any permit, authoriza-tion, consent, or approval of or from, any Governmental Entity, with the exception of filings pursuant to the HSR Act and filings with the Mexican Comision Federal de Competencia (if any), (ii) conflict with or breach any provision of the Certificate of Incorporation, By-Laws or other organizational documents of Buyer or Guarantor, (iii) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement or other obligation to which Buyer or Guarantor is a party, or by which it may be bound, or (iv) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any Governmental Entity applicable to Buyer or Guarantor, excluding from the foregoing clauses (i), (iii) and (iv) such requirements, defaults, rights or violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer or Guarantor to consummate the transactions contemplated by this Agreement, or which become applicable as a result of any acts or omissions by, or the status of,

Seller.

          Section 3.4 FINANCING. Buyer has on the date of execution of this Agreement and will have at the Closing sufficient immediately available funds, in cash or pursuant to credit agreements in effect on the date of this Agreement, to pay the Purchase Price and any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

          Section 3.5 BROKERS. No broker, finder or investment banker ("Finder"), including any director, officer, employee, affiliate or associate of Buyer, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement by reason of any action taken by Buyer. Buyer has not dealt with any Finder except BancAmerica ROBERTSON STEPHENS, whose fees are payable by Seller.

          Section 3.6 NO REPRESENTATION REGARDING FUTURE PROSPECTS. Buyer acknowledges and agrees that neither the representations and warranties of Seller contained in

Article II hereof nor any other information contained in the documents to be delivered at the Closing, the Confidential Offering Memorandum relating to the Company and its subsidiaries prepared by BancAmerica ROBERTSON STEPHENS and previously distributed to Buyer (the "Confidential Memorandum") or otherwise provided to Buyer, shall be construed as a representation or warranty with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer regarding future revenues, future expenses or expenditures, future results of operations, future cash flows, future financial condition, the future business and operations of the Company and its subsidiaries, or future relationships with customers or suppliers, including any such information as may have been set forth in the Confidential Memorandum.

          Section 3.7 INVESTMENT. Buyer is acquiring the Shares for its own account, for investment, and without a view to the public distribution thereof and will not sell or transfer the Shares in violation of the

Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

          Section 3.8 YEAR 2000. Buyer acknowledges that Seller's software, hardware and other information technologies, whether owned or licensed by Seller, are not Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means that any applicable hardware, software or other information technologies can properly process dates after the date December 31, 1999.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

          Section 4.1 CONDUCT OF THE BUSINESS. Seller agrees that, during the period from the date of this Agreement to the Closing, except as (i) otherwise contemplated by this Agreement, (ii) set forth in Section 4.1 of the Disclosure Schedule or (iii) consented to by Buyer in writing, Seller shall cause the business operations of the Company and its subsidiaries to be conducted in the ordinary course. Without limitation to the generality of the foregoing, Seller shall not permit the Company, and, as applicable, the Company shall not permit any of its subsidiaries, to:

          (a) (i) amend their respective certificates of incorporation or by-laws (or other charter documents), (ii) split, combine or reclassify any shares of their respective outstanding capital stock, or (iii) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of their respective subsidiaries;

          (b) authorize for issuance, issue or sell or agree to issue or sell any shares of, or rights to acquire any shares of, their respective capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

          (c) (i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business or otherwise enter into any contract, commitment or transaction outside the ordinary course of business, or (iii) sell, lease, license, waive, release, transfer, encumber (except for Liens which will be removed prior to or at the Closing) or otherwise dispose of any of their respective assets outside the ordinary course of business;

          (d) (i) incur, assume or prepay any indebtedness or any other liabilities other than, in each case, in the ordinary course of business or indebtedness or liabilities which can be prepaid or repaid at any time without penalty, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, in each case, other than in the ordinary course of business or other than those which will be removed at or prior to the Closing, or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than between the Compa-ny and its subsidiaries);

          (e) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its subsidiaries is a party;

          (f) authorize or make capital expenditures in excess of $100,000 individually, or in excess of $300,000 in the aggregate;

          (g) cancel or terminate any insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee other than in the ordinary course of business;

          (h) (i) adopt, enter into, terminate or amend in any material respect (except as may be required by applicable law) any plan for the current or future benefit or welfare of any officer, director or employee of the Company or any of its subsidiaries, (ii) enter into amend, waive, modify or renew any employment or consulting agreement, (iii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any officer, director or employee (except for normal increas-es in salaries, compensation and bonuses and payment of bonuses, in each case in the ordinary course of business or as required by contract), or (iv) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or plan other than in the ordinary course of business;

          (i) make any material change in its accounting or Tax policies or procedures, except as required by law or to comply with mandatory principles of accounting; or

          (j) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          Section 4.2 HSR ACT COMPLIANCE AND OTHER GOVERNMENTAL FILINGS. Each party hereto agrees to use its best efforts to file as expeditiously as possible (i) a completed notification report under the HSR Act in connection with the transactions contemplated by this Agreement and (ii) filings with or required by the Mexi-can Comision Federal de Competencia (if any), and upon the request of the Mexican Comision Federal de Competencia, the Federal Trade Commission or the Department of Justice, as the case may be, to supply such entity with any additional requested information as expeditiously as possible. Each party shall promptly inform the other of any such request and shall cooperate with the other in responding to such request.

          Section 4.3 POST-CLOSING COLLECTIONS. Seller and its affiliates shall promptly pay over to Buyer all amounts received by Seller or its affiliates on or after the Closing Date in respect of the accounts receivable or other assets of the Company and its subsidiaries, and Buyer shall promptly pay over to Seller all amounts received by Buyer on or after the Closing Date that are not related to the accounts receivable or other assets of the Company and its subsidiaries.

          Section 4.4 EXPENSES. Each of Seller and Buyer shall pay all of its own costs and expenses associated with the negotiation and conclusion of this Agree-ment and the consummation of the transactions contemplated hereby.

          Section 4.5 SEVERANCE ARRANGEMENTS. Buyer shall, or shall cause the Company to, honor and be solely responsible for payment of the amounts described in the section entitled "Severance Arrangements" in each of the letter agreements between the Company and certain of its officers (each, an "Executive") set forth in Section 4.5(i) of the Disclosure Schedule (the "Retention Agreements") in accordance with the terms and conditions regarding such payment set forth in such Retention Agreements, except to the extent modified or superseded by any separate agreement which may be entered into by the Executive and Buyer or any of its subsidiaries. Seller shall honor and be solely responsible for payment of the amounts described in the sections of such Retention Agreements entitled "Stay Bonus" and shall take any actions required to be taken by such Retention Agreements with respect to stock options granted by Seller in such Retention Agreements, subject to and in accordance with the terms and conditions regarding such payment or actions set forth in the Retention Agreements. Seller shall be solely responsible for payment of any amounts which arise pursuant to the employment agreement referred to in
Section 4.5(ii) of the Disclosure Schedule.

          Section 4.6 PUBLIC ANNOUNCEMENTS. No party hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the media or the public without the prior written consent of the other party. The preceding sentence shall not apply, however, to any announcement or written statement required to be made by applicable law or administrative or legal process or pursuant to any securities exchange rules, except that the party required to make the announcement shall, whenever practicable, consult with the other parties prior to the making of any such announcement concerning the timing and content thereof.

          Section 4.7 TRANSACTION COSTS. Seller shall pay all sales, use, transfer, documentary stamp and other similar Taxes with respect to the sale and purchase of the Shares.

          Section 4.8 FURTHER ASSURANCES. Each of Seller and Buyer shall use its best efforts to take all action and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that neither Seller nor Buyer nor their respective affiliates shall be required to dispose of any part of its business or the assets pertaining thereto. In the event that, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take, and shall cause its officers and directors, as the case may be, to take, all such necessary action including, without limitation, the execution and delivery of such further instruments and documents as may reasonably be requested by the parties hereto for such purposes or otherwise to complete the transactions contemplated hereby.

          Section 4.9 PRODUCT LIABILITY. (a) Seller is and shall be solely responsible for any and all claims for injury (including, without limitation, death) or claims for damage, direct or consequential, resulting from or connected with goods manufactured or sold or products-related services provided by the Company or any of its subsidiaries on or before the Closing Date, to the extent that such claims are delivered to Seller on or before the first anniversary of the Closing Date.

          (b) Buyer is and shall be solely responsible for any and all claims for injury (including, without limitation, death) or claims for damage, direct or consequential, resulting from or connected with goods manufactured or sold or products-related services provided by the Company on or prior to the Closing Date, to the extent that such claims are not delivered to Seller on or before the first anniversary of the Closing Date, and shall be solely responsible for all claims for all products manufactured after the Closing Date. If the parties hereto cannot determine, in good faith, whether a product was manufactured on or before the Closing Date, then all claims with respect to that product shall be the responsibility of Buyer.

          (c) Buyer acknowledges that prior to Seller's ownership of the Company certain insurance policies which included coverage for product liability were purchased by the Company's predecessor (the "Predecessor Policies"). Such Predecessor Policies are in the name of predecessor companies to the Company and are assets of the Company. Buyer and the Company hereby grant Seller the authority to file claims with the insurers under the Predecessor Policies and pursue the benefits of such coverage to the extent that such Predecessor Policies provide coverage for product liability claims retained by Seller pursuant to Section 4.9(a) above. Buyer assigns to Seller all benefits of the insurance under the Predecessor Policies to the extent such benefits are actually received for the product liability claims retained by Seller pursuant to Section 4.9(a) above and turned over to Buyer to the extent required by Section 4.9. Buyer agrees to aid and support Seller in pursuit of the insurance under the Predecessor Policies which shall include, but not be limited to, supplying records, personnel, and, if necessary, filing lawsuits or claims against insurers to collect the insurance under the Predecessor Policies and Seller shall reimburse Buyer for its third party costs incurred in connection with such assistance to Seller. Seller shall be entitled to control the proceedings for any such lawsuits or claims.

          Section 4.10 USE OF NAME. Promptly after the Closing but in no event more than 30 days following the Closing Date, Buyer shall file an amendment to the certificate of incorporation or other charter documents of the Company and, to the extent applicable, its subsidiaries, and each qualification to do business in each jurisdiction in which the Company and its subsidiaries is so qualified changing the name of the Company and any applicable subsidiary to a name which does not include or resemble in any way "Coleman" or any other trade name or trademark owned or used by Seller or its affiliates.

          Section 4.11 BOOKS AND RECORDS. (a) Seller will deliver to Buyer as promptly as practicable on or after the Closing Date all books and records of the Company and its subsidiaries (collectively, the "Documents"), PROVIDED, HOWEVER, that Seller may retain copies of Documents and certain Documents related to Taxes, product liability claims, insurance or required by law to be kept by Seller. Each party hereto agrees to make reasonably available to the other party, at the other party's expense (including, with respect to clause (i) below, the right to make copies) (i) any and all such Documents (other than Documents relating to liabilities for which Seller is indemnifying Buyer and its subsidiaries, including Taxes as set forth in
Article VI hereof), and including, without limitation, those reasonably necessary to respond to inquiries regarding the Company or any of its subsidiaries from Governmental Entities or any customer or supplier of the Company or any of its subsidiaries or to defend claims or otherwise indemnify

Seller or Buyer, as the case may be, under the terms of this Agreement and
(ii) in connection with another party's review of any such Documents, any and all personnel as are reasonably requested by such other party, who will render all assistance as may reasonably be requested in that regard.

          (b) Subject to (x) the provisions of Section 6.5(c) hereof, (y) the following four sentences and (z) damage or destruction beyond Buyer's or Seller's reasonable control, as applicable, Buyer shall maintain and keep all Documents delivered to Buyer pursuant to this Agreement. In the event that Buyer determines that it does not wish to keep certain Documents, Buyer shall notify Seller of its intent to ship such Documents to Seller, and of the approximate amount of such Documents to be shipped, no later than 30 days before the date of shipment. At the request of Seller made prior to the scheduled shipment date, Buyer shall permit Seller to inspect such Documents at Buyer's usual location for the same on a mutually convenient date and shall permit

Seller to destroy any or all of such Documents at such site. Any of such Documents not so destroyed (or all such Documents if no such request is timely made) shall be shipped to Seller at Seller's expense. Seller has no obligation to retain any Document so shipped to it.

          Section 4.12 TRANSFER OF NOMINEE SHARE. At or immediately prior to the Closing, Seller will cause the Nominee Share to be transferred to an employee of the Company.

                                   ARTICLE V

                     CERTAIN EMPLOYEE AND BENEFIT MATTERS

          Section 5.1 CONTINUED EMPLOYMENT; SERVICE CREDIT. Buyer shall on the Closing Date continue the employment of all employees of the Company and its subsidiaries as of the Closing Date (the "Affected Employees"). The Affected Employees shall be given credit for all service with the Company or its subsidiaries (and service credited by the Company or such subsidiary), to the same extent as such service was credited for such purpose by the Company or such subsidiary, under (a) all employee benefit plans, programs and policies, and fringe benefits of Buyer in which they become participants for purposes of eligibility and vesting (but not for purposes of benefit accrual), and (b) severance plans for purposes of calculating the amount of each Affected Employee's severance benefits; PROVIDED, HOWEVER, that no Executive who is a party to a Retention Agreement that provides for Severance Arrangements shall be eligible to participate in any severance plan of the Buyer or any affiliate of the Buyer while such Retention Agreement remains in effect. To the extent permissible under the terms thereof and required by applicable law, Buyer shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date. Nothing in this Section shall be deemed to require the employment of any Affected Employee to be continued for any particular period of time after the Closing Date.

          Section 5.2 CONTINUATION OF BENEFITS. Buyer will maintain for a period of at least one year after the Closing Date, without interruption, such employee compensation and benefit plans (other than stock option plans), programs, policies and fringe benefits as will, in the aggregate, provide benefits to the Affected Employees that are no less favorable than those provided pursuant to such employee compensation and benefit plans, programs, policies and fringe benefits of the Company and its subsidiaries, as in effect on the Closing Date.

          Section 5.3 SEVERANCE PAY. In addition to and notwithstanding the provisions of Section 4.5 hereof, Buyer will bear, and will indemnify, defend and hold harmless Seller from and against, all losses, damages, deficiencies, suits, claims, demands, judgments, costs, expenses or other liabilities, including without limitation reasonable expenses and fees of counsel, arising from or relating to claims made by or on behalf of any Affected Employee in respect of employment agreements and corporate policy pertaining to payroll, severance pay, accrued vacation and similar obligations ("Employment Losses") relating to the termination of any Affected Employee's employment with the Company or any of its subsidiaries as a result of actions by Buyer or the Company at or after the Closing; PROVIDED, HOWEVER, that nothing in this
Section 5.3 shall (i) be construed to cause any person other than Seller to be responsible for payment of any amounts which arise pursuant to the employment agreement referred to in Section 4.5(ii) of the


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Disclosure Schedule and (ii) affect Buyer's right in respect of Seller's representations, warranties and covenants. Seller agrees that all Employment Losses with respect to employees (other than Affected Employees) terminated from employment with the Company or any of its subsidiaries arising before the Closing Date will be discharged in full to the extent required prior to the Closing Date; PROVIDED, HOWEVER, that Seller will indemnify Buyer from and against Employment Losses with respect to employees other than Affected Employees to the extent such Employment Losses are not either discharged prior to the Closing Date or accrued on the Closing Statement of Company Business Net Worth.

          Section 5.4  INDEMNIFICATION OF BUYER FOR PLANS NOT ASSUMED.
Seller shall indemnify and hold harmless Buyer, the Company and all of the Company's subsidiaries against any and all Losses (as defined in Section 9.2) arising under Title IV of ERISA, Section 302 of ERISA and Sections 412 and 4971 of the Code which may be incurred by any of them arising out of or relating to any employee benefit plan sponsored by the Seller or any Company ERISA Affiliate, other than the Company Employee Benefit Plans, whether such Losses arise out of or relate to any event or state of facts occurring or existing before, on or after the Closing Date.

          Section 5.5 COMPANY DEFINED CONTRIBUTION PLAN. Effective as of the Closing Date, Buyer shall make available (or cause one of its affiliates to make available) a defined contribution plan for the benefit of the Affected Employees (the "Company DC Plan"). As promptly as practicable after the Closing Date, the Seller shall cause the trustee of the Coleman Monthly Salaried Retirement Income Savings Plan and the Coleman Retirement Incentive Savings Plan (collectively, the "Seller DC Plans") to transfer to the trustee of the Company DC Plan the account balances of each Affected Employee with respect to whom the Seller DC Plans maintain an account as of the close of business on the Closing Date. Such transfers shall be equal to the value of the transferred account balances as of the close of business on the day preceding the date of transfer and shall be in cash (or, in the case of participant loans granted prior to the Closing Date, if any, such loans and any promissory notes or other documents evidencing such loans).


                                  ARTICLE VI

                                    TAXES

          Section 6.1 TAX INDEMNIFICATION. Independent, and without duplication of the indemnification provisions set forth in Article IX of this
Agreement:

          (a) Seller shall indemnify Buyer, the Company and the Company's subsidiaries and hold them harmless from and against, without duplication,
(i) all liability for all Taxes (except as provided in paragraph (b) of this Section 6.1) of the Company and its subsidiaries for all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all liability for Taxes resulting from a valid, timely and effective elec-tion under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state or local tax law with respect to the Company and the subsidiaries set forth in Section 6.1 of the Disclosure Schedule (collectively, the "Election"), as contemplated by
Section 6.3 hereof, (iii) any and all liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including by reason of the liability of the Company or any of its subsidiaries (or any predecessor of any of the foregoing) pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iv) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company was obligated, or was a party, on or prior to the Closing Date, and (v) all liability for Taxes of any person

(other than the Company and its subsidiaries) imposed on the Company or any of its subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; PROVIDED, HOWEVER, that in the case of clauses
(i), (ii), (iii), (iv) and (v) above, Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the Closing Statement of Company Business Net Worth. Subject to the specific allocation of expenses set forth in Article VI and any provision relating to expenses to be borne by Buyer set forth in this Article VI, Seller shall indemnify Buyer, the Company and the Company's subsidiaries for Losses (as defined in Section 9.2) incurred in defense of any Tax Claim that is initiated by any Taxing Authority against the Buyer, the Company or the Company's subsidiaries that relates to liabilities for Taxes described in clauses (i), (ii), (iii), (iv) and (v) above.

          (b) Buyer shall, and shall cause the Company to, indemnify Seller and its affiliates and hold them harmless from and against all liability for Taxes of Company or any of its subsidiaries for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer's indemnity will cover only that portion of any such Taxes that do not relate to the Pre-Closing Tax Period).

          (c) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Taxes of the Company and its subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any subsidiary holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its subsidiaries.

          Section 6.2  PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.
(a) If a claim for Taxes shall be made by any Taxing Authority in writing, which, if successful, could reasonably result in an indemnity payment pursuant to Section 6.1 hereof, the party seeking indemnification (the "Tax Indemnified Party") shall upon receipt thereof promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim"). If the Tax Claim is delivered to the party that would be the Tax Indemnifying Party for such Tax Claim, the Tax Indemnifying Party shall promptly notify the Tax Indemnified Party, in writing, of the existence of such claim. If notice of a Tax Claim ("Tax Notice") is not given to the Tax Indemnifying Party by the Tax Indemni-fied Party within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, or in reasonable detail to notify the Tax Indemnifying Party of the nature of the Tax Claim, taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party or any of its affiliates to the extent that the Tax Indemnifying Party's position is actually prejudiced as a result thereof.

          (b) With respect to any Tax Claim which might result in Seller being obligated to make an indemnity payment to Buyer pursuant to Section 6.1(a) hereof (other than a Tax Claim relating to Taxes of the Company or any of its subsidiaries for a Straddle Period) or any Tax Claim involving Seller's Tax gain pursuant to the Election, Seller shall at its sole expense control all proceedings in connection with such Tax Claim (including, without limitation, selection of counsel) and without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner. Buyer and the Company may participate in, but not control, all proceedings relating to such Tax Claim at their sole expense; PROVIDED, HOWEVER, that such participation shall not, under any circumstances, require the disclosure of any Tax Return relating to a Pre-Closing Tax Period of an affiliated, consolidated, combined or unitary group which includes a company other than the Company and any of its subsidiaries or any work papers relating thereto. In no case shall Buyer or the Company settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Seller's prior written consent, which consent will not be unreasonably withheld. In no case shall Seller settle or otherwise compromise any Tax Claim referred to above which could have an adverse effect which is material to the Company and any of its subsidiaries with respect to Taxes owed for any taxable period beginning after the Closing Date or post-Closing portion of a Straddle Period, without Buyer's prior written consent, which consent will not be unreasonably withheld. Buyer, the Company and their affiliates shall reasonably cooperate with Seller in contesting such Tax Claim, which cooperation shall include, without limitation, the reasonable retention and (upon Seller's request) the provision to Seller of copies of records and information which are reasonably relevant to such Tax Claim, and making employees reasonably available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, all at Seller's expense.

               (c) The contest of any Tax Claim that relates to Taxes of the Company or any of its subsidiaries for a Straddle Period shall be conducted and controlled jointly by Buyer and Seller, with either party having the option with the other party's consent of ceding the entire defense to the other, and each party shall reasonably cooperate (which cooperation shall not, under any circumstances, require the disclosure of any Tax Return relating to a Pre-Closing Tax Period of an affiliated, consolidated, combined or unitary group which includes a company other than the Company and its subsidiaries or any work papers relating thereto) and consult with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

          Section 6.3 SECTION 338(h)(10) ELECTION. (a) Seller and Buyer shall jointly make the Election on a timely basis in accordance with all rules and regulations applicable to the Election. As soon as practicable after the Closing, Seller and Buyer shall mutually prepare a Form 8023-A, with all attachments, and Seller shall sign such Form 8023-A. Also, Buyer and Seller shall cooperate with each other to take all actions necessary and appropriate (including timely filing such additional forms, returns, elections, schedules and other documents on a joint or separate basis) as may be required to effect and preserve a timely Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions. Seller and Buyer shall report the purchase by Buyer of the Shares pursuant to this Agreement consistent with the Election and shall take no position inconsistent therewith in any Tax Return or any proceeding before any Taxing Authority.

          (b) In connection with the Election, not later than 70 days after the Closing, Seller and Buyer shall, together and in good faith, determine and agree upon the "Modified Aggregate Deemed Sale Price" of the assets of the Company and the subsidiaries set forth in Section 6.1 of the Disclosure Schedule (within the meaning of, and in accordance with Section 1.338(h)(10)-1(f) of the Treasury Regulations and any comparable provisions of state or local tax law). Each of Seller and Buyer can terminate in writing at any time negotiations with respect to the "Modified Aggregate Deemed Sale Price" within 70 days after the Closing. In the event of such termination, Seller and Buyer shall, not later than 10 days after such termination, submit all such disputed items for resolution to the Auditor which shall resolve the disputed items within 20 days thereafter. The parties' agreement on the amount of "Modified Aggregate Deemed Sales Price" and the Auditor's resolution of disputed items with respect thereto shall be final and binding on the parties. In connection with the Election, not later than 60 days after the later of the parties' agreement as to the amount of the "Modified Aggregate Deemed Sales Price" or the Auditor's resolution of disputed items with respect thereto, Buyer shall reasonably determine the proper allocations (the "Allocations") of the "Modified Aggregate Deemed Sale Price" among the assets of the Company and such subsidiaries (in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder and comparable provisions of state or local tax law) and shall submit a statement (the "Section

338 Statement") to Seller setting forth the foregoing. Seller may dispute Buyer's determination of the Allocations within 40 days ("40 Day Review") of delivery of the Section 338 Statement to Seller if Seller reasonably believes that Buyer's determinations are unreasonable. In the event of such a dispute, the parties shall commence negotiations (which either party may terminate at any time) and shall attempt in good faith to resolve any such dispute and any resolution of such dispute by them shall be final and binding on them. If either party terminates such negotiations, or if the parties cannot resolve any such dispute within 40 days of such delivery by Buyer to Seller, the dispute shall be submitted no later than 10 days thereafter for resolution to the Auditor which shall make its determination within 20 days after submission to it of the dispute. Buyer and Seller shall be bound by Buyer's determinations of the Allocations unless the Auditor determines that they are unreasonable. The "Modified Aggregate Deemed Sales Price" and Allocations shall be adjusted as appropriate to reflect the final and binding Closing Statement of Company Net Worth. In the event that the parties cannot resolve any disputes over such adjustments within 20 days after the receipt of the final and binding Closing Statement of Company Net Worth, the disputes shall be submitted no later than 10 days thereafter for resolution to the Auditor which shall make its determination within 20 days after submission to it of the dispute. Seller and Buyer shall (i) be bound by the final determination of the "Modified Aggregate Deemed Sale Price" and such Allocations for purposes of determining any Taxes, unless otherwise required by law, (ii) prepare and file their Tax Returns on a basis consistent with such final determination of the "Modified Aggregate Deemed Sale Price" and such Allocations, subject to adjustment to reflect (x) Seller's selling expenses as a reduction of sales proceeds, and (y) Buyer's acquisition expenses as an adjustment to Purchase Price, and (iii) take no position inconsistent with such determination of the "Modified Aggregate Deemed Sales Price" and Allocations on any applicable Tax Return or in any proceeding before any Taxing Authority. No Tax Returns reflecting the Allocations shall be filed prior to the later of
(i) the last day of the 40 Day Review and (ii) if any items with respect to the Allocations are in dispute, the Auditor's resolution of such disputed items, except as otherwise required by law. In the event that any of the Allocations is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

          Section 6.4 SURVIVAL OF TAX PROVISIONS. Any claim to be made pursuant to this Article VI hereof must be made within 15 days of the expiration (with valid extensions) of the applicable statutes of limitations relating to the Taxes at issue. Buyer shall notify Seller in writing in the event that Buyer extends the statute of limitations for any period that begins prior to the Closing Date; PROVIDED, HOWEVER, the failure of Buyer to provide such notification shall not affect the rights of Buyer, the Company or any subsidiaries of the

Company to indemnification under Section 6.1(a).

          Section 6.5 RETURN FILINGS, REFUNDS AND CREDITS. (a) Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Company and its subsidiaries for taxable periods ending on or prior to the Closing Date. Seller shall timely pay or cause to be paid all Taxes shown on all such Tax Returns and Buyer and/or the Company shall pay to Seller from the reserves, if any, on the Closing Statement of Company Business Net Worth for such Taxes an amount not in excess of the amount paid by the Seller in respect of such Taxes. Such Tax Returns shall be prepared in a manner consistent with past practices and such Tax Returns which do not relate to or include a company other than the Company and any of its subsidiaries ("Separate Returns") shall be provided to Buyer to allow for Buyer's review prior to filing. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Separate Returns. In the event the parties are unable to resolve any dispute within ten days following the delivery of such Separate Returns, the parties shall jointly request the Auditor to resolve any issue at least five days before the due date of any such Separate Return, in order that such Separate Return may be timely filed. The Seller and Buyer shall each pay one-half of the Auditor's fees and expenses.

          (b) Buyer shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis all Tax Returns with respect to the business of the Company and its subsidiaries other than those set forth in clause (a) of this Section 6.5. Buyer shall cause to be timely paid all Taxes shown on all such Tax Returns related to Straddle Periods, except that Seller shall be responsible for and shall pay any Taxes for which Seller has agreed to indemnify Buyer pursuant to Section 6.1 hereof. Buyer shall provide Seller with copies of any such Tax Returns covering Taxes for which Seller has agreed to indemnify Buyer pursuant to Section 6.1 hereof at least 20 days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating Seller's indemnification obligation pursuant to Section 6.1 hereof. Seller shall pay to Buyer the amount of Seller's indemnification obligation within 10 days of receiving copies of such Tax Returns unless Seller objects to the calculation of Seller's indemnification obligation in the statement provided by Buyer. In the event of an objection, the parties will commence negotiations to resolve such disagreement (which negotiations either party may terminate at any time) and if necessary resolve any disputes in accordance with Section 6.8 hereof.

          (c) Seller, Buyer and the Company shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making reasonably available to each other all records necessary in connection with Taxes with respect to, and in resolv-ing all disputes and audits relating to Taxes with respect to, all taxable periods ending on or prior to or which include the Closing Date; provided however, that cooperation as required by this clause (c) of Section 6.5 shall not, under any circumstances, require the disclosure of any Tax Return relating to a Pre-Closing Tax Period of an affiliated, consolidated, combined or unitary group which includes a company other than the Company and its subsidiaries or any work papers relating thereto. Buyer and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company or its subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that (i) from and after the Closing Date until the seventh anniversary of the Closing Date, Buyer shall, and shall cause the Company to, (A) use all reasonable efforts to properly retain and maintain such records until such time as Seller agrees that such retention and main-tenance is no longer necessary, and (B) allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), to inspect, review and make copies of such records as Seller may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller's expense and (ii) from and after the seventh anniversary of the Closing Date, Buyer shall not, and shall cause the Company and its subsidiaries not to, dispose of any of such records without first providing Seller with an opportunity to take possession of such records or to make copies thereof, at Seller's expense, prior to such disposal.

          (d) Any refunds or credits of Taxes of the Company or any of its subsidiaries for any taxable period ending on or before the Closing Date shall be for the account of Seller but only to the extent that the amount of any such refund or credit is in excess of the amount of such refund or credit reflected on the Closing Statement of Company Business Net Worth. If such Tax refunds or credits are received or used by or on behalf of Buyer or any affiliate or successor thereto including the Company or any of its subsidiaries, then Buyer shall, within 10 days of such receipt, pay the amount of such Tax refund or credit to the Seller (reduced by any Taxes that the Buyer, the Company or any of the Company's subsidiaries shall be required to pay with respect thereto; PROVIDED, HOWEVER, that Buyer, the Company or any subsidiary shall use its reasonable best efforts to minimize such Taxes if and to the extent that any such efforts will not have an adverse effect which is material to the Company and any of its subsidiaries with respect to Taxes owed in any taxable period beginning after the Closing Date or the post-Closing portion of a Straddle Period). Any refunds or credits of Taxes of the Company or any of its subsidiaries for any taxable period beginning after the Closing Date shall be for the account of Buyer. If such Tax refunds or credits are received by or on behalf of Seller or any affiliate or successor thereto, then Seller shall within 10 days of such receipt, pay the amount of such Tax refund or credit to Buyer (reduced by any Taxes that the Seller shall be required to pay with respect thereto; PROVIDED, HOWEVER, that the amount of such Tax refund or credit shall be net of Taxes only if Seller uses its best efforts to minimize such Taxes). Any refunds or credits of Taxes of the Company or any of its subsidiaries for any Straddle Period shall be apportioned between Seller and Buyer on the same basis on which such Taxes were apportioned under Section 6.1 hereof between Buyer and Seller. Buyer shall, if Seller so requests and at Seller's sole expense, cause the Company or any of its subsidiaries, as appropriate, to file for and use its reasonable best efforts to obtain any refunds or credits to which Seller is entitled under this Section 6.5 provided that the seeking of any such refund or credit shall not have any adverse effect which is material to the Company and any of its subsidiaries with respect to Taxes owed in any taxable period beginning after the Closing Date or the post-Closing portion of a Straddle Period. Buyer shall permit Seller to participate in, but not control, the prosecution of any such refund claim. Buyer shall cause the Company or such subsidiary to forward to Seller any such refund within 10 days after the refund is received (or reimburse Seller for any such credit within 10 days after the relevant Tax Return is filed in which the credit is actually applied against the Company or such subsidiary's liability for Taxes).

          Section 6.6 TRANSFER TAXES. Notwithstanding any other provisions of this Agreement to the contrary, Seller shall prepare or cause to be prepared and timely file or cause to be timely filed with the appropriate Taxing Authority all Tax Returns with respect to all transfer, stamp, duties, recording, value added tax and similar taxes imposed in connection with Buyer's purchase of the Shares pursuant to this Agreement. As provided in Section 4.7 hereof, Seller shall pay or cause to be paid all such Taxes.

          Section 6.7 TERMINATION OF TAX SHARING AGREEMENTS. Seller hereby agrees and covenants that any Tax sharing, indemnity, allocation, or similar agreements to which the Company or any of its subsidiaries is a party will cease to apply to the Company or any of its subsidiaries as of the Closing Date and, after the Closing Date, the Buyer, the Company and its subsidiaries will not be bound by or have any liability thereunder.

          Section 6.8 DISPUTES. If the parties disagree as to (i) the calculation of any Tax or (ii) the amount of or liability for any Tax-related payment to be made under this Article VI or (iii) the definition of "adverse effect which is material to the Company and any of its subsidiaries" as used in Sections 6.2(b) and 6.5(d), the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate party. A party may, at any time, terminate, in writing, discussions with respect to such dispute. Not later than 10 business days after either Seller or Buyer shall have terminated such discussion, all such disputed items set forth in clauses (i) and (ii) above shall be submitted for resolution to the Auditor. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be shared by Seller and Buyer in accordance with the final allocation of the Tax liability in dispute. Following the decision of the Auditor, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns and the prompt payment of underpayment or overpayment, with interest calculated on such underpayment or overpayment at the interest rate specified in Section 6621(a)(2) of the Code (or such successor provision) from the date such payment was due.

          Section 6.9 DETERMINATION AND CHARACTERIZATION OF PAYMENTS. The payments made pursuant to this Article VI shall be treated as adjustments to the Purchase Price.

                                     ARTICLE VII

                                CONDITIONS TO CLOSING

          Section 7.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The obligations of Seller and Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

          (a) no statute, rule or regulation shall have been enacted or promulgated and no injunction or other order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction in any proceeding or action, which enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby;

          (b) all waiting periods under any law, regulation, rule or order applicable to, or deemed to be applicable to, any of the transactions contemplated by this Agreement, including without limitation the HSR Act, shall have expired or been terminated, and all approvals required thereunder shall have been granted, including but not limited to any approvals required from the Mexican Comision Federal de Competencia; if approval under any such law is subject to the satisfaction of any material conditions, then each such condition shall have been approved by the party affected by such condition, which approval shall not be unreasonably withheld; and

          (c) Seller shall have received (i) all necessary consents or waivers required under the Seller Credit Agreement and (ii) the release of the Company as a guarantor under the Private Placement Notes and the Seller Credit Agreement.

          Section 7.2 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller, on or before the Closing Date, of the following conditions:

          (a) the representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and as of the Closing Date, as if made on the Closing Date;

          (b) Buyer shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and

          (c) Seller shall have been furnished with a certificate of an executive officer of Buyer, dated the Closing Date, certifying to the foregoing.

          Section 7.3 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer, on or before the Closing Date, of the following conditions:

          (a) the representations and warranties of Seller contained herein shall have been true and correct in all material respects when made and as of the Closing Date, as if made on the Closing Date;

          (b) Seller shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and

          (c) Buyer shall have been furnished with a certificate of an executive officer of Seller, dated the Closing Date, certifying to the foregoing.


                                   ARTICLE VIII

                                    TERMINATION

          Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual consent of Seller and Buyer;

          (b) by Buyer after April 30, 1998 (which date shall be automatically extended to June 30, 1998 if the conditions set forth in
Section 7.1(b) or (c) have not been satisfied or waived and are still capable of being satisfied) if any of the conditions provided for in Sections 7.1 or
7.3 hereof shall not have been met or waived in writing by Buyer prior to or on such date; or

          (c) by Seller after April 30, 1998 (which date shall be automatically extended to June 30, 1998 if the conditions set forth in
Section 7.1(b) or (c) have not
been satisfied or waived and are still capable of being satisfied) if any of the conditions provided for in Sections 7.1 or 7.2 hereof shall not have been met or waived in writing by Seller prior to or on such date.

          If any party has caused a delay in closing the transactions contemplated hereby by its failure to perform any covenant hereunder, which failure has resulted in the failure of a condition contained in Article VII hereof, such party shall not be entitled to terminate this Agreement pursuant to subsections (b) or (c) of this Section, as the case may be, until the expiration of a period following the date specified in such subsection corresponding to the period of delay so caused.

          Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall immediately terminate and be of no further force and effect, and there shall be no liability on the part of Buyer or Seller (except for liabilities arising from willful breach of this Agreement prior to such termination); PROVIDED, HOWEVER, that

Sections 4.4, 4.5, 10.4, 10.8 and 10.10 hereof and this Article VIII shall survive the termination hereof; PROVIDED FURTHER, that all information received by Buyer with respect to the Company and its subsidiaries shall be treated in accordance with the Confidentiality Agreement dated November 17, 1997 between Buyer and BancAmerica ROBERTSON STEPHENS (the "Confidentiality Agreement"), which shall remain in full force and effect notwithstanding the execution or termination of this Agreement.

                                      ARTICLE IX

                                   INDEMNIFICATION

          Section 9.1 SURVIVAL. The representations and warranties: (i) contained in this Agreement (except for those set forth in Sections 2.13 and 2.14 hereof) shall survive the Closing and shall continue in full force and effect for a period of eighteen months (18) months thereafter; (ii) contained in Section 2.13 hereof shall not survive the Closing and (iii) contained in
Section 2.14 hereof shall survive the Closing and shall continue in full force and effect for a period of three (3) years, after which such representations and warranties shall terminate and have no further force or effect. The periods set forth in clauses (i), (ii) and (iii) above are collectively referred to herein as the "Limitations Period." No action or proceeding may be brought with respect to any of the representations and warranties hereunder unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered prior to the expiration of the applicable Limitations Period to the party alleged to have breached such representation or warranty. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive indefinitely or for such shorter term as is specified in such covenants and agreements.

          Section 9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Buyer and its affiliates against any and all losses, damages, deficiencies, suits, claims, demands, judgments, costs, expenses

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or other liabilities including, without limitation, reasonable attorneys'
fees and related expenses ("Losses") resulting from, arising from, or relating to (i) any breach of a representation or warranty of Seller contained in Article II of this Agreement except those representations and warranties of Seller contained in Section 2.13 hereof, and (ii) any failure by Seller to perform or comply with any agreement or obligation contained in this Agreement.

          Section 9.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Seller against any and all Losses resulting, arising from, or relating to (i) any breach of a representation or warranty of Buyer contained in Article III of this Agreement, (ii) any failure by Buyer to perform or comply with any agreement or obligation contained in this Agreement, and (iii) all liabilities and obligations relating to the Company and its subsidiaries, except to the extent that Seller is required to indemnify Buyer in respect thereof (without regard to any deductible or cap on the dollar amount of indemnity).

          Section 9.4 LIMITATIONS OF CLAIMS. (a) Indemnification pursuant to this Article IX with respect to a breach of the representations and warranties set forth in Article II or Article III hereof shall be available to any party only (i) if any such Loss or series of related Losses is greater than $10,000 and (ii) to the extent such party's aggregate Losses exceed the sum of $1,500,000; provided that, for purposes of computing Losses in respect of this Article IX, any reference to materiality or Material Adverse Effect in the representations and warranties shall be disregarded, and, provided, further, that indemnification with respect to a breach of the representations and warranties set forth in Section 2.14 hereof shall be available to Buyer and its affiliates to the extent Buyer's aggregate Losses exceed the sum of $500,000.

          (b) Anything to the contrary herein notwithstanding, the aggregate indemnification to be provided by any party pursuant to Article VI hereof or this Article

IX shall not exceed the Purchase Price, as adjusted by any payments pursuant to Section 1.4 hereof.

          (c) The amount of any Loss for which indemnification is provided under this Article IX shall be net of (i) any amounts recovered by the Indemnified Party (as defined below) pursuant to any indemnification by or indemnification agreement with any third party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (and no right of subrogation shall accrue to any third party indemnitor, insurer or reimburser hereunder); provided that the Indemnified Party shall use its best efforts (at the sole cost and expense of the Indemnifying Party, which shall reimburse third party expenses as they are incurred) to receive the benefits of any such indemnification and insurance and, upon such receipt, to pay such funds over to the Indemnifying Party as reimbursement of any indemnification payment hereunder. If the amount to be netted hereunder from any payment required under Sections 9.2 or
9.3 above is determined after
payment by the Indemnifying Party (as defined below) of any amount required to be paid to an Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment. Indemnification payments hereunder shall be treated as adjustments to the Purchase Price.

          (d) Anything to the contrary herein notwithstanding, if an amount with respect to which any claim is made under Article VI or Article IX (an "Indemnity Claim") gives rise to a current Tax deduction to the party (the "Indemnified Party") making the Indemnity Claim (as opposed to an increase in the Tax basis of the Indemnified Party's assets), then the amount of the related indemnity payment shall be (x) reduced by the amount of any Tax Benefit whenever utilized by the Indemnified Party as a result of such Tax deduction in respect of such Indemnity Claim, and (y) increased by the amount

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of any Tax Detriment whenever suffered by the Indemnified Party as a result of the receipt of such indemnity payment (including by reason of a reduction in the Tax basis of the Indemnified Party's assets). For purposes of this
Section 9.4, a "Tax Benefit" means an amount by which the Tax liability or Tax sharing liability of a party is reduced (including, without limitation, by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Taxing Authority, and a "Tax Detriment" means an amount by which the Tax liability or Tax sharing liability of a party is increased plus any related interest paid to the relevant Taxing Authority. For purposes of determining Tax detriment, the "amount by which the Tax liability or Tax sharing liability of a party is increased" in the case where such increase is attributable to a reduction in the Tax basis of assets shall be the present value of the Amount amortized or depreciated over the Adjustment Period (properly weighted to take into account the rele-vant amortization or depreciation method) using the Interest Rate. The Amount shall mean the amount that Tax basis is reduced by reason of the receipt of an indemnity payment in respect of an Indemnity Claim. The Adjustment Period shall mean the remaining life of the asset or assets whose Tax basis has been so reduced at the time of such reduction using the amortization or depreciation method applicable to such asset or assets at such time. The Interest Rate shall mean the prime rate as reported in the Wall Street Journal on the date which is three business days prior to the date such indemnity payment in respect of such Indemnity Claim is made.
Where a party has other losses, deductions, credits or items available to it such that it would not have any Tax liability or Tax sharing liability for a Tax year, the determination of any Tax Benefit or Tax Detriment (as the case may be) of such party for such Tax year shall be calculated by comparing (A) the Tax liability or Tax sharing liability of such Party, computed without regard to any income, gains, losses, credits, deductions, or items relating to

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such Indemnity claim and such indemnity payment (as applicable), to (B) the
Tax liability or Tax sharing liability of such party, computed after taking into account any income, gains, losses, deductions, credits or items relating to such Indemnity Claim and such indemnity payment (as applicable). In the event that there shall be a determination disallowing all or any portion of a Tax Benefit or a Tax Detriment, the amount of the related indemnity payment shall be recalculated in accordance with the terms of this Section 9.4(d), taking into account such disallowance, and the Indemnifying Party shall be liable to pay to the Indemnified Party the amount of any resulting upward adjustment to the amount of the related indemnity payment, and the Indemnified Party shall be liable to pay to the Indemnifying Party the amount of any resulting downward adjustment to the amount of the related indemnity payment.

          (e) Any claim made under or with respect to this Agreement or the subject matter hereof, including statutory and common law claims, shall be subject to the


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provisions set forth in this Section 9.4 or, with respect to Taxes, Article VI hereof.

          Section 9.5 PROCEDURES. (a) A party seeking indemnification pursuant to Sections 9.2 or 9.3 above or Section 4.9 hereof (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indem-nified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party within 10 days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.
Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party shall fail to assume the defense of the Third Party Claim within such 10-day period, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim on behalf of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent. If the Indemnifying Party does not elect to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent will not be unreasonably withheld; provided that, if the Indemnifying Party fails to reaffirm its obligations to provide indemnification in respect of such Third Party Claim if requested to do so by the Indemnified Party, the Indemnified Party may settle, compromise or discharge such Third Party Claim on commercially reasonable terms without the consent of the Indemnifying Party.

          (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

          (c) The Indemnifying Party, if it shall have


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

assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon five days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim provided the Indemnifying Party agrees that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge such judgment or settlement unless the Third Party Claim involves equitable or other non-monetary damages. In the event such judgment or settlement involves equitable or non-monetary damages and in the reasonable judgment of the Indemnified Party such judgment or settlement would have a continuing material adverse effect on the Indemnified Party's business (including any material impairment of its relationships with customers and suppliers), the consent to the entry of such judgment or such settlement may only be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

          (d) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

          Section 9.6 EXCLUSIVITY OF REMEDIES. As between Seller, on the one hand, and Buyer, on the other hand, the remedies set forth in this
Article IX and


                                     116

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Article VI hereof shall be the exclusive remedies with respect to all claims for which indemnification may be sought, except for claims relating to fraud or deceit under common law. As of the Closing, each party will release and forever discharge the other party's officers, directors, employees, agents and affiliates (other than Buyer's or Seller's subsidiaries), and such affiliates' officers, directors, employees and agents from any and all rights to seek reimbursement for or to make any claim against such other person in respect of any Losses incurred in connection with the execution, delivery and performance of this Agreement (including the accuracy of the representations and warranties contained herein) and the transactions contemplated hereby, provided that such release and discharge shall not apply to any other matters. This Section 9.6 shall not restrict the rights of either party to seek and obtain injunctive relief to specifically enforce the other party's obligations hereunder or constitute a release or waiver of any person or entity for actions taken by such person or entity after


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the Closing.

                                      ARTICLE X

                               MISCELLANEOUS PROVISIONS

          Section 10.1 DISCLOSURE SCHEDULES; EXHIBITS. Matters reflected in the Schedules and Exhibits hereto are not necessarily limited to those matters that Seller believes are required by this Agreement to be disclosed herein or therein. Such additional matters are provided for informational purposes only, and such inclusion shall not be deemed to be an acknowledgment by Seller that such items would have a Material Adverse Effect, nor shall such inclusion be applied to affect or modify the definition of the term Material Adverse Effect for purposes of this Agreement.

          Section 10.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

          Section 10.3 WAIVER OF COMPLIANCE. Any party hereto may waive compliance by the other party or parties


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

with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in a written instrument signed by the party or parties to be bound thereby.

          Section 10.4 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested) or on the business day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the facsimile number specified below (or at such other address or facsimile number for a party as shall be specified by notice given in accordance with this Section 11.4):

          (a)  if to Seller, to:

                    The Coleman Company, Inc.
                    625 Madison Avenue
                    New York, New York 10022
                    Attention: Chief Executive Officer

                    Tel: (212) 527-4000
                    Fax: (212) 527-4150

               with a copy to:

                    The Coleman Company, Inc.
                    3600 North Hydraulic
                    Wichita, Kansas 67219
                    Attention: Corporate Secretary

                    Tel: (316) 832-2700
                    Fax: (316) 832-2634

                    and

                    Skadden, Arps, Slate, Meagher
                      & Flom LLP
                    919 Third Avenue
                    New York, New York 10022
                    Attention:  Stephen M. Banker, Esq.

                    Tel: (212) 735-2760
                    Fax: (212) 735-2000

          (b)  if to Buyer, to:

                    Ranco Incorporated of Delaware
                    300 Delaware Avenue, Suite 1704
                    Wilmington, Delaware 19804-1612
                    Attention: President

                    Tel: (302) 427-5779
                    Fax: (302) 738-7210

               with a copy to:

                    Siebe plc
                    Saxon House
                    2-4 Victoria Street
                    Windsor, Berkshire SL4 1EN
                    Attention: Chief Legal Officer

                    Tel: 011-41-1753-839-296
                    Fax: 011-44-1753-622-030

               with a copy to:

                    Fried Frank Harris Shriver & Jacobson
                    One New York Plaza
                    New York, New York  10004
                    Attention: Sanford Krieger, Esq.

                    Tel: (212) 859-8230
                    Fax: (212) 859-4000

          (c)  if to Guarantor, to:

                    Siebe plc
                    Saxon House
                    2-4 Victoria Street
                    Windsor, Berkshire SL4 1EN
                    Attention: Chief Legal Officer

                    Tel: 011-44-1753-839-296
                    Fax: 011-44-1753-622-030

               with a copy to:

                    Fried Frank Harris Shriver & Jacobson
                    One New York Plaza
                    New York, New York  10004
                    Attention: Sanford Krieger, Esq.

                    Tel: (212) 859-8230
                    Fax: (212) 859-4000


          Section 10.5 PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and permitted assigns, and no provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Article IX hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Seller may assign any or all of its rights or interests under this Agreement to a wholly-owned subsidiary; PROVIDED, HOWEVER, Seller may not so assign any of its obligations hereunder, and Buyer may assign its rights hereunder (but such assignment will not relieve it of any of its obligations) to any wholly-owned subsidiary of Guarantor.

          Section 10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          Section 10.7 CONSTRUCTION; INTERPRETATION. (a) Any rule of law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it shall have no application and is expressly waived.

          (b) For purposes of this Agreement, all references to the "appropriate Seller or Company personnel" shall refer solely to the appropriate corporate officer of Seller or the Company listed in Section 10.7(b) of the

Disclosure Schedule of whom due inquiry was made and "knowledge" of Seller shall be deemed to include only the actual current knowledge of such corporate officer of Seller or the Company.

          (c) References made to an "Exhibit" or a "Schedule," unless otherwise specified, refer to an Exhibit or Schedule, respectively, attached to this Agreement, and references made to an "Article" or a "Section," unless otherwise specified, refer to an Article or Section, respectively, of this Agreement or the Disclosure Schedule. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          (d) As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context requires otherwise.

          Section 10.8 ENTIRE AGREEMENT. Except for the Confidentiality Agreement, this Agreement (together with the Disclosure Schedule, Exhibits, and the further agreements expressly referred to herein) and the License Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

          Section 10.9 SEVERABILITY. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or the remaining portions thereof, shall nevertheless remain in full force and effect. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest possible extent.

          Section 10.10 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York as to all matters, without regard to the conflict of laws principles thereof.

          Section 10.11 GUARANTEE. Guarantor hereby unconditionally and irrevocably guarantees all of the obligations and liabilities of Buyer under this Agreement, including but not limited to the full and prompt payment of all sums that now are or may hereafter become due and payable from Buyer to Seller under this Agreement and the full and prompt performance of all present and future obligations and liabilities of Buyer to Seller under this Agreement. Guarantor further promises to pay all such sums due Seller under this guarantee promptly on demand, without deduction for any claim or set-off or counterclaim and regardless of whether recourse has first been sought against Buyer. This is a guarantee of payment and not of collection.

          IN WITNESS WHEREOF, Seller, Guarantor and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                       THE COLEMAN COMPANY, INC.



                                       By: Paul Shapiro
                                          ----------------------------------
                                          Name:  Paul Shapiro
                                          Title: Executive Vice President/
                                                  General Counsel


                                       SIEBE PLC



                                       By: JAMES F. MUELLER
                                          ----------------------------------
                                          Name: James F. Mueller
                                          Title: Director



                                       RANCO INCORPORATED OF DELAWARE



                                       By: TIMOTHY J. DOLAN
                                          ----------------------------------
                                          Name: Timothy J. Dolan
                                          Title: Vice President

                                                                      EXHIBIT A

                               LICENSE AGREEMENT


          THIS AGREEMENT, made and entered into as of [___________], 1998 by and among THE COLEMAN COMPANY, INC., a Delaware corporation (hereinafter referred to as "Licensor"), SIEBE PLC, an English corporation (hereinafter referred to as "Guarantor"), and RANCO INCORPORATED OF DELAWARE, a Delaware corporation and a wholly-owned subsidiary of Guarantor (hereinafter referred to as "Licensee").

                                  WITNESSETH:

          WHEREAS Licensee desires to obtain a license to use the Licensed Mark (as defined below) in connection with the manufacture, merchandising, promotion, advertising, sale and distribution of the Merchandise (as defined below), and Licensor is willing to grant such license subject to all the terms of this Agreement:

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Licensor and Licensee agree as follows:

     I    DEFINITIONS

          The following definitions shall be applicable throughout this
Agreement:

          1.1 The term "Licensed Mark" shall mean the trademark "COLEMAN," and the variations thereof and associated logos set forth in Schedule A.

          1.2 The term "Licensed Merchandise" shall mean Merchandise (as that term is defined in Section 1.C below) that is approved by Licensor in accordance with

Section 4 hereof and is sold or promoted by Licensee under the Licensed Mark.

          1.3 The term "Merchandise" shall mean smoke alarms, carbon monoxide detectors, heat detectors, flammable gas detectors and indoor air quality monitors.

          1.4  The term "Territory" shall mean the world.

          1.5 The term "Net Sales" shall mean the total invoiced price of the Licensed Merchandise shipped by Licensee to its customers, less federal, state and local sales, use and excise taxes, freight and insurance (if separately stated), and actual returns. Net Sales in any quarter shall be reduced by returns made in such quarter, regardless of when the sales of such returned items were made. For purposes of calculating Net Sales in the case of "direct ship", "first-cost" or F.O.B. sales made by Licensee hereunder, any Licensed Merchandise shipped by Licensee's contract manufacturer directly to a customer of Licensee shall be valued at Licensee's customary wholesale price to its trade customers, regardless of the actual invoiced price to the customer.

          1.6 The term "Stock Purchase Agreement" shall mean the Stock Purchase Agreement between Licensor and Licensee dated February 18, 1998.

          1.7 The term ("Term") shall mean the duration of this Agreement, as set forth in Section 3, and shall include any renewal period(s) as described therein.

     II   LICENSE GRANT

          2.1 Licensor hereby grants to Licensee an exclusive license throughout the Territory during the Term to all of Licensor's right, title and interest in and to the Licensed Mark for use as a trademark and service mark, solely in conjunction with the term "Sheltra," for use solely in connection with the manufacture, advertising, merchandising, promotion, publicity, use, sale, distribution and servicing of Licensed Merchandise, subject to all the terms and conditions of this Agreement. It is agreed that during the Term, Licensor shall not grant to any other entity, nor shall Licensor have, the right to use the word "Coleman" alone, or with other terms or symbols, in connection with Merchandise. It is further agreed that should the Term last through, and end upon the conclusion of, a Second Renewal Term, then for one
(1) year following the end of the Term, Licensor shall not use the word "Coleman" alone, or with other terms or symbols, in connection with the advertising, promotion, publicity, distribution or sale of Merchandise, nor license any other entity to so use the word or otherwise allow such use in return for compensation.

          2.2 Licensee accepts said grant, and agrees to use its reasonable efforts to exploit the rights granted herein including, without limitation, maintaining a sales force or distribution network sufficient to provide effective distribution of the Licensed Merchandise, and assisting with Licensor's advertising program. It is agreed that nothing herein shall require Licensee to sell Licensed Merchandise at a loss or shall interfere with Licensee's right to sell Merchandise which is not Licensed Merchandise.

          2.3 Licensee may use the Licensed Mark only in connection with the manufacture, advertising, merchandising, promotion, publicity, use, sale, distribution and servicing of Licensed Merchandise. No license is granted hereunder for the use of the Licensed Mark for any purpose other than upon or in connection with the Licensed Merchandise.

          2.4 Licensor makes no representation or warranty as to any rights to use the Licensed Mark outside of the United States and Canada.

          2.5 Licensee shall have no right to sublicense the Licensed Mark, except that Licensee may sublicense the Licensed Mark to any wholly-owned subsidiary of Guarantor, so long as such subsidiary remains a wholly-owned direct or indirect subsidiary of Guarantor. In the event that Licensee shall grant a sublicense as permitted hereby, Licensee shall be jointly and severally liable along with any such authorized sublicensee to comply in all respects with all requirements of this Agreement. In addition, Licensor shall have the direct right under any such sublicense agreement to exercise direct control over the quality of Licensed Merchandise and related materials to the same extent as it has under this Agreement.

     III  TERM

          3.1 This Agreement shall become effective as of the date first above written (the "Effective Date") and shall continue for a period of five
(5) years, terminating on the fifth anniversary of the Effective Date (the "Initial Term"), unless terminated prior thereto in accordance with the terms and conditions hereof.

          3.2 Licensee shall have the option to renew this Agreement for two additional five (5) year periods (the "First Renewal Term" and "Second Renewal Term," respectively) by giving Licensor written notice at least one hundred and twenty (120) days prior to the end of the Initial Term or the First Renewal Term, respectively; PROVIDED that Licensee is in compliance in all material respects with all terms and conditions of this Agreement. The First Renewal Term shall commence upon the date of expiration of the Initial Term and shall terminate on the fifth anniversary of such date; the Second Renewal Term shall commence upon the date of expiration of the First Renewal Term and shall terminate on the fifth anniversary of such date.

     IV   LICENSED MERCHANDISE AND QUALITY CONTROL

          4.1 Licensee agrees that Licensed Merchandise and its Packaging will be designed, manufactured, advertised, promoted, publicized, distributed and sold only in a manner which (i) is consistent with Licensor's standards for the Licensed Merchandise in the six (6) months prior to the date hereof,
(ii) is consistent with the safety and quality standards of the industry standards for the Licensed Merchandise, and (iii) is commensurate with the prestige and reputation of the Licensed Mark.

          4.2 Licensee must obtain the prior written approval of Licensor for all material changes in designs, specifications, colors, materials and contract manufacturers of all Merchandise and components thereof intended to be sold as Licensed Merchandise, including any labels, instructions, packaging, containers and displays (said labels, instructions, packaging, containers and displays hereinafter collectively "Packaging") intended to be utilized in connection with the Licensed Merchandise, to the extent that any such changes affect the safety, performance or quality standards of such Licensed Merchandise and Packaging or the use of the Licensed Mark thereon. The designs, specifications, colors, materials and contract manufacturers for the Merchandise and Packaging sold by Licensor immediately prior to the date hereof shall be deemed pre-approved.

          4.3 From time to time during the Term, Licensee shall submit to Licensor design change proposals for any items or styles of Licensed Merchandise and Packaging proposed by Licensee, which materially differ from the Licensed Merchandise and Packaging sold by Licensor immediately prior to the date hereof, to the extent such design change proposals or Packaging affect the safety, performance or quality standards of the Licensed Merchandise or Packaging or the use of the Licensed Mark thereon. Within ten (10) business days of Licensor's receipt of such design proposals of the Li-censed Merchandise and Packaging, Licensor will review them and Licensee will provide its full assistance and cooperation to Licensor in such review, including making available a qualified person(s) appointed by Licensee to meet with Licensor and assist Licensor in its review. Not later than the end of such ten (10) business day period, Licensor shall notify Licensee of which if any of the design proposals or Packaging Licensor has approved and of objections, if any, to any aspect of the design proposals or Packaging. Failure to notify Licensee of approval or objections within said ten (10) business day period shall be deemed an approval.

          4.4 The Licensed Merchandise and Packaging manufactured, sold, advertised or promoted by Licensee shall be identical to the Licensed Merchandise and Packaging approved by Licensor pursuant to Section 4.B with respect to the safety, performance or quality standards of such Licensed Merchandise and Packaging and the use of the Licensed Mark thereon. Immediately upon commencement of commercial production of any Licensed Merchandise and Packaging, Licensee shall notify Licensor and permit Licensor to inspect a production sample of each stock keeping unit (an "SKU") of the Licensed Merchandise and Packaging. If, in Licensor's judgment, the production sample is "Nonconforming" (i.e., not substantially identical to the previously-approved Licensed Merchandise and Packaging in the above-mentioned respects), Licensor shall promptly notify Licensee and shall specify in which respects the sample is Nonconforming. Upon receipt of such notice, Licensee shall immediately stop production and sale of the Nonconforming Licensed Merchandise and Packaging until a production sample is submitted and approved by Licensor.

          4.5 For purposes of monitoring quality, Licensee agrees to permit Licensor to inspect samples of each SKU of Licensed Merchandise and related Packaging from time to time, upon request throughout the Term. In addition, upon request Licensee shall provide to Licensor, free of charge, at least one sample of each SKU (not including color variations) of Licensed Merchandise and related Packaging for presenting Licensor's licensing activities to corporate and business constituencies and for display purposes at Licensor's headquarters.

          4.6 Licensee will comply with all laws, rules, regulations and requirements of any governmental or administrative body (including, without limitation, the Federal Trade Commission and the Consumer Product Safety Commission), which may be applicable to the manufacture, advertising, merchandising, packaging, publicity, promotion, sale, distribution, shipment, import and export of the Licensed Merchandise, its Packaging and its componentry.

          4.7 Licensor and its duly authorized representatives shall have the right, during normal business hours and upon reasonable notice and the execution of a confidentiality agreement with Licensee substantially in the form attached hereto as Exhibit 1, once per quarter during the Term to inspect all manufacturing facilities utilized by Licensee (and its contractors and suppliers to the extent Licensee may use the same) and to examine all processes and records relating to the manufacturing, packaging, warehousing and distribution of the Licensed Merchandise and Packaging including, without limitation, the right to open and inspect shipping cartons, and make such other tests and inspections as it shall deem necessary to insure the quality of the Licensed Merchandise and Packaging. Licensee shall take all necessary steps requested by Licensor to correct any deficiencies that might affect the quality of the Licensed Merchandise and Packaging.

          4.8 Licensee agrees to use its best efforts to safeguard the prestige of the Licensed Mark for the benefit of Licensor. Licensee shall not market any of the Licensed Merchandise as close-outs or irregulars, in excess of 5% of total unit sales during any calendar year, except as approved in advance by Licensor in writing on a case-by-case basis. In the event Licensor approves the sale of Licensed Merchandise as close-outs, Licensor shall have the absolute right to determine the appropriate close-out outlets.

          4.9 All Licensed Merchandise and/or Packaging will bear at least one label or display with the Licensed Mark in a form approved by Licensor in advance in accordance with Section 4.B hereof and will bear no label or display of the Licensed Mark unless previously approved by Licensor.

          4.10 The Licensed Merchandise shall be sold by Licensee only to (i) retail outlets to which Licensor has sold Licensed Merchandise immediately prior to the date hereof in its ordinary course of business and not for closeout, or such other outlets as are specified on Schedule B hereto, (ii) such other retail outlets as may be expressly approved by Licensor in writing prior to any sale of Licensed Merchandise to such outlet, and (iii) such retail outlets as are established in the future that are of at least the same quality and reputation as those described in clauses (i) and (ii) above (collectively, the "Approved Retail Outlets"). Licensee shall not sell the Licensed Merchandise other than to Approved Retail Outlets, unless, and then only to the extent that, such sale has been previously approved in writing by Licensor. Licensee shall upon notice immediately stop selling to any previously approved customer or other approved entity which becomes engaged in reselling Licensed Merchandise otherwise than to consumers at retail in the Territory.

     V    PUBLIC RELATIONS, ADVERTISING AND PROMOTION

          5.1 Licensee shall submit to Licensor for its prior written approval any and all public statements, press releases and responses to press inquiries relating in any way to this Agreement.

          5.2 Licensor shall have the right to approve in advance any and all advertising, marketing and promotions to be conducted by Licensee and all trade materials, business cards, invoices, stationery and other printed matter prepared by or for Licensee using or referring to the Licensed Mark. Licensee shall submit to Licensor for its prior approval copies of all of the foregoing. Such approval shall not be unreasonably withheld and shall be deemed granted if Licensor does not respond within ten (10) business days of receipt of such submission.

          5.3 At least once each year, Licensee will submit for Licensor's information a presentation detailing Licensee's plans to market, promote and advertise the Licensed Merchandise.

     VI   ROYALTY PAYMENTS

          6.1 Licensee shall pay Licensor on a quarterly basis, for the duration of the Initial Term, and First Renewal Term and Second Renewal Term, if any, a royalty of five percent (5%) of Net Sales (the "Royalties").

          6.2 Royalties shall be paid within thirty (30) days of the close of each calendar quarter. Each royalty payment shall be accompanied by a statement signed and certified by the Chief Financial Officer of Licensee that the accompanying remittance is the full amount due hereunder. Each such accounting statement shall be in such form as Licensor may specify and shall show the Net Sales by customer made during the preceding quarter, and a computation of the amount of Royalties payable hereunder in respect of such Net Sales for such period (the "Royalty Report"). Such Royalty Report shall be furnished to Licensor whether or not any Royalty payments are payable for such period. The first Royalty Report due under this Agreement shall be for the quarter ending March 31, 1998. Upon request by Licensor, Licensee shall submit invoices, credit memoranda, factor statements and/or computer printouts substantiating the reported information, in addition to a summary by customer and product code and invoices and other supporting documentation.
 Receipt or acceptance by Licensor of any Royalty Report furnished, or of any sums paid by Licensee, shall not preclude Licensor from questioning their correctness at any time.

          6.3 In the event Licensee exercises its option pursuant to Section 13.B hereof to extend the license herein granted for purposes of liquidating its inventory of Licensed Merchandise, Licensee shall pay all Royalties with the accompanying Royalty Report quarterly within thirty (30) days following the close of each calendar quarter during the extension period following termination.

          6.4 As soon as practicable, but not later than ninety (90) days after the end of each year during the Term, and within ninety (90) days after the expiration or termination of the Term, Licensee shall submit to Licensor a statement signed and certified by the Chief Financial Officer of Licensee that the quarterly statements furnished by Licensee hereunder as well as Licensee's related books of account and other records and that such quarterly statements have been prepared in accordance with generally accepted accounting principles (except as provided in Section 6.H) applied on a basis consistent with Licensee's audited financial statements and that such statements and report are correct. At the same time, Licensee shall also submit to Licensor a copy of the audited financial statements of Guarantor for its most recently completed fiscal year.

          6.5 All royalty payments and accounting statements are to be directed as provided in Section 16.A, below.

          6.6 In the event that payment of Royalties to Licensor hereunder gives rise to any taxes, duties and other governmental charges in the Territory, including, without limitation, any withholding taxes, stamp duties or documentary taxes, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any charges, Licensee and Licensor shall each be responsible for one half of such taxes, duties or charges, except that Licensor shall be responsible for any tax imposed on Licensor's income by the jurisdictions in which it conducts business.

          6.7 All royalty payments shall accrue upon the sale of the Licensed Merchandise regardless of the time of collection by Licensee. For purposes of this Agreement, Licensed Merchandise shall be considered "sold" upon the date of invoicing.

          6.8 Royalty payments shall be based on U.S. dollar calculations and paid by Licensee in U.S. dollars. Local currency sales shall be converted to U.S. dollars on a monthly basis using the average exchange rates of New York banks as published in the WALL STREET JOURNAL during the month in which sales are made, in accordance with generally accepted accounting principles as the same may be amended from time to time.

          6.9 If any governmental entity restricts or prohibits, by exchange controls or otherwise, the payment to Licensee of any sums due it on sales of Licensed Merchandise hereunder, Licensee shall, notwithstanding any such restriction, pay to Licensor in the United States any and all such sums due Licensor hereunder in

U.S. dollars, as and when due in accordance with the terms hereof.

     VII  USE OF LICENSED MARK

          7.1 Licensee shall use and display the Licensed Mark only in such forms detailed in the standards and specifications guidelines provided by Licensor, as the same may be changed from time to time, or otherwise approved by Licensor in writing; provided, however, that Licensor shall provide thirty
(30) days' advance notice of any such change to the guidelines, but Licensee may continue to use the Packaging, stationery and other items containing the previously approved forms of the Licensed Mark to the extent such items are held in inventory on the date of such notice, but in no event for more than nine (9) months following such notice.

          7.2 Licensee will not use the Licensed Mark as a corporate name or as a trade name, in whole or in part, or in such a way as, in Licensor's sole judgment, may give the impression that the Licensed Mark is the property of Licensee. No name or names shall be conjoined or used by Licensee in connection with the Licensed Mark in or on any advertising, publicity, trade or promotional material or Packaging utilized by Licensee in connection with the Licensed Merchandise except as required by Section 2.A or to the extent that such is specifically required by law to indicate the source of manufacture or distribution of the Licensed Merchandise. Licensee shall not use any name which, in Licensor's judgment, may be confusingly similar to the Licensed Mark on Merchandise or otherwise, during the Term or thereafter.

          7.3 Licensee acknowledges that the Licensed Mark has acquired valuable goodwill with the public and that any products bearing the Licensed Mark have acquired a reputation of high quality. Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Licensed Mark, and is also the owner of the goodwill attached to the Licensed Mark including that which arises from the sale of Licensed Merchandise hereunder. All use by Licensee of the Licensed Mark shall be deemed to have been made by and for the benefit of Licensor for the purposes of securing and maintaining trademark rights, applications and/or registrations, and all uses of the Licensed Mark by Licensee, or by any sublicensee or assignee, and any goodwill arising therefrom, shall inure to the sole and exclusive benefit of Licensor.

          7.4 Licensee hereby assigns to Licensor any rights to the Licensed Mark which may, by operation of law or otherwise, vest in Licensee as a consequence of Licensee's activities under this Agreement, and any goodwill arising therefrom, which shall in any event inure to the sole and exclusive benefit of Licensor. Licensee will not, at any time, do or suffer to be done any act or thing which will, in any way, impair or adversely affect the ownership or the rights of Licensor in or to the Licensed Mark or its reputation, and Licensee will make no applications nor seek any registration or ownership rights in or to the Licensed Mark in the Territory or elsewhere.

          7.5 Licensee acknowledges that only Licensor may file or prosecute trademark applications to register the Licensed Mark. Licensee will cooperate with Licensor in connection with the filing and prosecution by Licensor of any such applications, and the maintenance or renewal of any trademark registration for the Licensed Mark, and will supply Licensor with Merchandise bearing the Licensed Mark, including samples, Packaging and other uses of the Licensed Mark, as may reasonably be requested by Licensor in connection herewith. Licensee shall execute all documents, including, but not limited to, registered user agreements and any cancellations thereof, which Licensor may request in order to obtain or maintain a registration or to establish or to maintain Licensor's ownership of the Licensed Mark.

          7.6 Licensor currently owns registrations and applications for registration of the Licensed Mark for Merchandise in the jurisdictions listed on Schedule A hereto. Licensee will give Licensor reasonable advance notice prior to using any of the Licensed Marks in any jurisdiction not covered by a registration or application for registration licensed hereunder. Licensor will (i) file and prosecute applications for registration of the Licensed Mark for use for Merchandise in such other jurisdictions as Licensee reasonably deems appropriate at Licensee's cost, and (ii) if Licensor elects not to maintain or renew any trademark registration of the Licensed Mark, Licensee may request that Licensor do so and Licensor will so renew or maintain such registration at Licensee's expense; provided that in either case, Licensee shall be entitled to deduct Licensee's costs and expenses from the Royalties payable to Licensor hereunder on account of sales of Licensed Merchandise in such jurisdiction.

          7.7 Licensee agrees and undertakes to use the Licensed Mark in compliance with any and all applicable trademark and other laws and to use such legends, markings or notices in connection therewith as are required by law or otherwise reasonably required by Licensor to protect its rights. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee will execute and file any and all documents acknowledging that it no longer has rights in the Licensed Mark which Licensor shall require.
Licensor shall bear all expenses reasonably incurred in preparing and recording any such documents.

          7.8 Licensee agrees not (i) to challenge the validity of or Licensor's ownership of the Licensed Mark when used separately or in composite form with other trademarks, logos, or designs, or any application for registration thereof, or any trademark registration thereof, in any jurisdiction, or (ii) to contest the fact that Licensee's rights under this Agreement terminate upon termination or expiration of this Agreement. The provisions of this Section 7.H shall survive termination or expiration of this Agreement.

          7.9 Licensee shall promptly notify Licensor of any infringement, imitation or act inconsistent with Licensor's ownership of the Licensed Mark by third parties, or any act of unfair competition by third parties relating to the Licensed Mark, wherever and whenever such infringement or act shall come to the attention of the executive of Licensee responsible for licensing matters or the general manager of Licensee's business, and any successors thereto or replacements therefor. After receipt of such notice from Licensee, Licensor shall in its sole discretion decide whether to take action with respect to such infringement or act, and Licensee shall fully cooperate with Licensor in such action and, if so requested by Licensor, shall join with Licensor as a party to any such action brought by Licensor. Licensor shall bear all expenses in connection with the foregoing. Any recovery as a result of such action shall belong solely to Licensor. Licensee agrees that Licensor shall have the sole power to take legal or other action before any court or governmental authority with respect to the infringement and the protection of the Licensed Mark. If Licensor decides not to take action with respect to such infringement or act, Licensee may request that Licensor so act and upon such request, Licensor shall take all reasonable steps to stop the infringement, imitation or act, provided that Licensee reimburse Licensor for all costs incurred by Licensor (net of amounts recovered by Licensor).

          7.10 Licensee shall not at any time use the Licensed Mark or the Licensed Merchandise, or any materi-al utilizing or reproducing the Licensed Mark or Licensed Merchandise, in a manner that is reasonably likely to derogate the value, reputation or goodwill associated with the Licensed Mark.

     VIII BOOKS AND RECORDS

          Licensee shall maintain, at its main offices, true and accurate books and records, in accordance with generally accepted accounting principles, containing all particulars which may be necessary for the purpose of verifying compliance with the terms and conditions hereof and for determining all amounts payable to Licensor hereunder, which books and records shall be separate and distinct from those relating to Licensee's businesses other than the sale of Licensed Merchandise. Licensee shall make such books and records available to Licensor and its designated representatives during regular business hours and upon reasonable notice once per quarter throughout the Term, including any renewal terms, and a period of twelve (12) months thereafter, for the purpose of auditing Licensee's reports, accounting statements and royalty payments hereunder. Licensor shall be entitled to make copies, at its expense, of any such records. Without limitation of Licensor's rights under Section 12, if Licensor uncovers an error in Net Sales or royalty computation or in the computation of any other amounts due to Licensor or payable by Licensee, Licensee agrees to pay immediately all sums due (with interest at the prime rate from the date payment was due hereunder), and if such error exceeds 5% of the amount properly payable by Licensee, Licensee will at the same time reimburse Licensor for its reasonable costs of conducting such audit.

     IX   REPRESENTATIONS AND WARRANTIES OF LICENSEE AND GUARANTOR

          9.1 ORGANIZATION. Each of Licensee and Guar-antor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

          9.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Licensee and Guarantor has full corporate power and authority to execute, perform and deliver this Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Licensee or Guarantor are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Licensee and Guarantor and constitutes a valid and binding agreement of each of Licensee and Guarantor, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          9.3 NO VIOLATION. The execution, performance and delivery of this Agreement by each of Licensee and Guarantor will not (i) violate any provision of the Certificate of Incorporation, By-Laws or other organizational documents of Licensee or Guarantor, (ii) violate, or be in conflict with, or constitute a default or termination event (or an event which, with notice or lapse of time or both, would constitute a default or a termination event) under, any agreement or commitment to which Licensee or Guarantor is a party, or (iii) violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority binding on Licensee or Guarantor.

          9.4  CONSENTS AND APPROVALS.  No consent,
approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Licensee or Guarantor. No consent of any person is necessary for the execution, performance or delivery of this Agreement by Licensee or Guarantor, including, without limitation, consents from parties to loans, contracts, leases or other agreements to which Licensee or Guarantor is a party.

     X    REPRESENTATION AND WARRANTIES OF LICENSOR

          10.1 ORGANIZATION. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          10.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Licensor has full corporate power and authority to execute, perform and deliver this Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Licensor are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Licensor and constitutes a valid and binding agreement of Licensor, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          10.3 NO VIOLATION. The execution, performance and delivery of this Agreement by Licensor will not (i) violate any provision of the Certificate of Incorporation or By Laws of Licensor, (ii) violate, or be in conflict with, or constitute a default or termination event (or an event which, with notice or lapse of time or both, would constitute a default or a termination event) under, any agreement or commitment to which Licensor is a party, or (iii) violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority binding on Licensor.

          10.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Licensor. No consent of any person is necessary for the execution, performance or delivery of this Agreement by Licensor, including, without limitation, consents from parties to loans, contracts, leases or other agreements to which Licensor is a party.

          10.5 LICENSED MARK. To the knowledge of Licensor after due inquiry of appropriate Licensor personnel, Licensor owns all right, title and interest in and to the Licensed Mark in the United States and Canada. There is no claim, action, proceeding, suit, complaint or, to the knowledge of Licensor, investigation pending or, to the knowledge of Licensor, threatened that (i) the use of the Licensed Mark in connection with the Merchandise infringes upon or conflicts with the intellectual property rights of any other person, or (ii) challenges the legality, validity, enforceability, use or ownership of the Licensed Mark. To the knowledge of Licensor, no third party has interfered with, infringed upon or misappropriated the Licensed Mark.

     XI   INDEMNIFICATION AND INSURANCE

          11.1 Licensor hereby agrees to indemnify and hold harmless Licensee, its affiliates and each of their respective shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees), for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them arising from infringement of statutory or common law trademark or trade name rights of others through the use of the Licensed Mark by Licensee in the United States, Canada or Mexico in compliance with all of the terms and conditions of this Agreement, provided that Licensee:
(i) gives Licensor written notice of each such action or claim promptly following its receipt thereof, (ii) gives Licensor the opportunity to undertake and to control the defense and settlement of such claim through counsel of its own choosing, and (iii) fully cooperates with Licensor in the investigation, defense and settlement of any such claim. Licensee shall have the right to participate in (but not to control) any such defense through counsel of its choice, but at Licensee's expense. If Licensor fails or refuses to undertake the defense of any such claim within a reasonable period after notice from Licensor, Licensee shall be entitled to defend such claim through counsel of its choice, and Licensor shall be responsible for reimbursing Licensee for any expenses incurred by Licensee, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 11.A, in addition to any damages and penalties ultimately awarded against Licensee which are indemnifiable hereunder.

          11.2 Licensee agrees to indemnify and hold harmless Licensor, its affiliates and each of their respective shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be com-pelled to pay in any action or claim against them or any of them by any persons other than Licensor for or by reason of (a) the infringement of design rights, patents, trade secret rights or rights to any intellectual property of third persons (other than trademark rights infringed by use of the Licensed Mark in accordance with all the terms hereof, or resulting from a breach by Licensee of its representations and warranties in the Stock Purchase Agreement) as a result of the manufacture, warehousing, marketing, promotion, publicity, advertising, sale or distribution of Licensed Merchandise by Licensee or any of its agents, representatives, contractors, sublicensees or assigns, (b) any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its agents, representatives, contractors, sublicensees or assigns in connection with this Agreement, (c) any liability (including, without limitation, any personal injury or property damage) arising out of the manufacture, warehousing, marketing, promotion, publicity, sale, advertising, or distribution of or the use by any professional or consumer of, Licensed Merchandise, or any violation of any warranty, representation or agreement made or deemed made by Licensee or any of its agents, representatives, contractors, sublicensees or assigns with respect to the Licensed Merchandise, or (d) the breach by Licensee of any of its representations, warranties or covenants in this Agreement. Licensor shall give Licensee written notice of any such claim promptly following its receipt thereof. Licensee shall have the opportunity to undertake and to control the defense and settlement thereof through attorneys selected by Licensee after notice to and consultation with Licensor and good faith negotiations regarding alternative counsel if Licensor has reasonable objections to Licensee's choice of counsel. Notwithstanding the foregoing, Licensee shall not, without the consent of Licensor, settle or compromise any claim or consent to the entry of any judgment which includes a remedy other than the payment of money by Licensee. Licensor will cooperate with Licensee in the investigation, defense and settlement of any such claim and shall have the right to participate in (but not to control) any such defense through counsel of its own choice, but at Licensor's own expense. If Licensee elects not to undertake the defense of any such claim, it will be responsible for reimbursing Licensor for any expenses incurred by Licensor, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 11.B, in addition to any damages and penalties ultimately awarded against Licensor which are indemnifiable hereunder.

          11.3(i)   Without limiting the indemnification provided in Section
11.B above and in addition to it, Guarantor agrees to carry and maintain, throughout the Term (including all renewal terms, if any) and for five years thereafter, with an insurance carrier authorized to do business in all jurisdictions in which Licensee is qualified to do business and having a rating of "A" Class "X" or better according to Best's Insurance Reports and a rating of classification "A" or better according to Standard and Poor's, the following insurance coverage:

          (1) a broad form Comprehensive General Liability Insurance Policy or, if such policy is not reasonably available, such other policy as would provide substantially the same protection to Licensor and Licensee or Guarantor written on occurrence basis covering Licensee's activities with respect to the Licensed Merchandise which includes but is not limited to coverage for contractual liability, premises operations, products liability, personal injury and advertising injury liability and broad form property damage liability, which shall provide protection to Licensor of at least Ten Mil-lion Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the annual aggregate;

          (2) statutory workers' compensation and employers liability insurance with a limit for Bodily Injury by Accident of not less than One Million Dollars ($1,000,000) each accident and for Bodily Injury by Disease of not less than One Million Dollars ($1,000,000) policy limit and of not less than One Million Dollars ($1,000,000) for each employee; and

          (3) automobile liability insurance covering all owned, non-owned, and hired vehicles to be used in the performance of this Agreement with minimum limits of Two Million Dollars ($2,000,000) combined single limit.

          These stipulated limits of coverage shall not be construed as a limitation of any potential liability of Licensee or Guarantor. Guarantor shall have Licensor, its parents, subsidiaries, affiliated companies and their respective officers, directors, employees, and agents named as additional insureds on such policies. Guarantor shall, within thirty (30) days after the date first above written, provide to Licensor a Certificate of Insurance and certified copies of endorsements to such policies from the insurance carrier which evidences each insurance coverage required, the limits of liability stated above, without any provision for deductibles or self-insured retentions, and further provides that the policies may not be materially changed or canceled without at least sixty (60) days prior written notice to Licensor. Not less than thirty (30) days prior to any such cancellation or expiration of the policies, Guarantor shall provide Licensor with a Certificate of Insurance and certified copies of endorsements evidencing that a new insurance policy with the same coverage and terms described above will be in place prior to such termination. Upon reason-able request by Licensor during the Term, Guarantor shall deliver to Licensor evidence in form and substance reasonably satisfactory to Licensor, of the maintenance and renewal of the required insurance, including, without limitation, renewal certificates and copies of those portions of policies, riders and endorsements pertaining to this Agreement. Any insurance policy purchased by or carried by Licensor or any of its affiliates shall not be required to contribute in case of any loss by any person, including Licensor or Licensee and their affiliates, relating to the Licensed Merchandise and either the Certificate of Insurance to be provided hereunder or an endorsement to such policy shall state the same, with a certified copy of such endorsement accompanying the Certificate of Insurance to be delivered to Licensor. Guarantor's failure to deliver said insurance certificate or renewals thereof and/or Licensor's failure to request said insurance documentation shall not be construed as a waiver of Guarantor's obligation to provide the required insurance.

               (ii) Each of Licensee and Guarantor hereby waives all rights to claim against Licensor with respect to any bodily injury, personal injury losses or damages to real or personal property, or any other loss arising from any claim however so caused covered by Licensee's indemnification obligation hereunder and agrees to obtain a waiver of subrogation from any insurance company insuring its interests in favor of Licensor, its parents, subsidiaries, affiliated companies, and their respective officers, directors, employees and agents.

               (iii) Guarantor shall require all subcontractors for whom Guarantor or Licensee does not furnish insurance to carry and maintain throughout their performance of services in connection with this Agreement the insurance coverage required under this Section 11.C with the appropriate endorsements as required hereunder.

               (iv) Should Guarantor fail to obtain the insurance coverage and provide the documentation required by this Section 11.C, Licensor shall have the right itself to obtain such coverage, at Guarantor's expense.

     XII  TERMINATION

          Notwithstanding the terms and conditions of Section 3 hereof, this Agreement may be terminated in accordance with the following provisions:

          12.1 Licensor may terminate this Agreement immediately by giving notice in writing to Licensee in the event Licensee fails to make payment of royalties and any other amounts due hereunder as and when due, and fails to cure such default (i) for the first or third calendar quarter, within thirty
(30) working days, or (ii) for the second or fourth calendar quarter, within ten (10) working days, after delivery of written notice of such default by Licensor.

          12.2 Either party may terminate this Agreement immediately by giving notice in writing to the other party in the event the other party materially fails to perform its obligations hereunder (including, without limitation, the obligations to submit timely its quarterly reports; to obtain prior approvals as required hereby; to distribute only through approved distribution channels; to maintain adequate insurance and to use only as expressly permitted hereunder the Licensed Mark) or otherwise materially breaches any of its covenants, representations or warranties as set forth in this Agreement and such party fails to cure such default within thirty (30) days after delivery of written notice of such default from the other party.

          12.3 If Licensee or Guarantor shall make an assignment for the benefit of creditors, or shall generally not pay its debts as they become due, or shall file a petition commencing a voluntary case under the Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 et seq., as amended or any successor thereto (the "Bankruptcy Code"), or shall be adjudicated an insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulations, or shall file any answer admitting or shall fail to deny the material allegations of such petition filed against it for such relief, or consent to the filing of any such petition or shall seek or consent to or acquiesce in the appointment of any agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its assets or properties, or its directors or majority stockholders shall take any action authorizing any of the foregoing or looking to its dissolution or liquidation, or it shall cease doing business as a going concern, or an order for relief shall be entered against it under any chapter of the Bankruptcy Code, or if, within sixty (60) days after the filing of any petition or the commencement of any proceeding against either party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other similar present or future statute, law or regulation, such proceeding shall not have been dismissed, or a decree or order of a court having competent jurisdiction shall have been entered approving as properly filed any such petition, or if, within sixty (60) days after the appointment, without the consent or acquiescence of such party, of any agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its properties, such appointment shall not have been vacated this Agreement shall automatically, without notice or any further act or deed of any party, terminate and be of no further force or effect, except that any and all liabilities and obligations of Licensee or Guarantor at the time outstanding under or in connec-tion with this Agreement shall automatically, without notice or any creditor's act or deed of any party, become due and payable.

          12.4 In the event Licensee assigns or sublicenses any of its rights hereunder, or otherwise engages in a transfer prohibited by Section 16.C, without the prior written approval of Licensor, Licensor may, at its option, terminate this Agreement pursuant to Section 12.B.

          12.5 Notwithstanding anything to the contrary herein, in the event that Licensor terminates this Agreement pursuant to this Section 12, Licensor does not waive and shall have and reserves all rights and remedies provided under this Agreement and available at law and in equity, and in addition shall be entitled to accelerate payment to Licensor of all unpaid Royalties due up through the date of termination of the Agreement, which shall be payable to Licensor in full within thirty (30) days of the effective date of termination.

          12.6 If this Agreement shall be determined by a court, administrative or governmental body or authority to be in violation of any applicable law, or to require any material change to be in compliance with any judicial or administrative decision or ruling, the parties shall negotiate in good faith to revise the offending provision, and if either party in good faith determines that such offending provision cannot be revised without adversely affecting the material benefits to it of this Agreement, either party may elect to terminate this Agreement upon thirty
(30) days' written notice to the other party.

     XIII EFFECT OF EXPIRATION OR TERMINATION

          13.1 Except to the extent provided in Section 13.B hereof, upon the expiration or termination of this Agreement for any reason, neither Licensee nor its receivers, representatives, agents, successors or assigns shall have any right to exploit or in any way use the Licensed Mark. Except to the extent provided in Section 13.B hereof, upon such expiration or termination of this Agreement, Licensee shall forthwith discontinue all use of the Licensed Mark and shall not thereafter use the Licensed Mark or any variation or simulation thereof, and Licensee hereby irrevocably releases and disclaims any right or interest in or to the Licensed Mark. Within thirty (30) days of the expiration or termination of this Agreement, Licensee shall provide Licensor with an accurate schedule of all work in process and finished inventory of Licensed Merchandise to which the Licensed Mark is affixed, which is on hand as of the close of business on the date of such expiration or termination (hereinafter the "Inventory").

          13.2 If, upon the expiration or termination of this Agreement, Licensee shall have on hand any Inventory of the Licensed Merchandise and if Licensee is not otherwise in default under this Agreement, Licensee may continue to use the Licensed Mark solely in connection with the advertising, merchandising, promotion and sale of the Inventory of Licensed Merchandise for a period of up to nine (9) months following the expiration or termination of this Agreement. During such nine (9) month period, Licensee shall be obligated to continue to pay Licensor the Royalties, if any, provided for in
Section 6.A. If Licensee elects to continue to use the Licensed Mark as provided under this paragraph, it shall notify Licensor of its election at least ninety (90) days prior to the expiration or termination of this Agreement. Such notice shall include a complete and accurate schedule of Inventory of Licensed Merchandise which is projected to be on hand as of the close of business on the date of such expiration or termination and shall reflect Licensee's actual cost of each such item as set forth or reflected on the balance sheet contained in Licensee's latest quarterly report on Form 10-Q or annual report on Form 10-K.

          13.3 Upon the expiration or termination of this Agreement or, if applicable, upon the expiration of the period provided for in Section 13.B hereof, Licensee shall, at its own expense, remove all uses of or references to the Licensed Mark from all Inventory or destroy such Inventory, Packaging, advertising and promotional materials bearing the Licensed Mark or prepared for use in connection with the Licensed Merchandise.

     XIV  CONFIDENTIALITY

          14.1 In connection with the performance of this Agreement, Licensor and Licensee will have access to certain confidential and proprietary information of the other party, including, but not limited to, business plans, proposed advertising, designs, sales records, financial data and manufacturer's know-how, and also including the business terms of this Agreement. Recognizing that such information represents valuable assets and property of the disclosing party, and the harm that may befall such party if any of such information is disclosed, the recipient agrees to hold all such information in strict confidence and not to use or otherwise disclose any such information to third parties without having received the prior written consent of the disclosing party and a written agreement from such third party to maintain such information in strict confidence. The obligation of confidentiality created herein shall survive the expiration or termination of this Agreement.

          14.2 The obligations of confidentiality created herein shall cease to apply:

               (i) to information which comes into the public domain, provided it did not come into the public domain through the unauthorized acts of the receiving party;

               (ii) to information which was in the receiving party's possession prior to its disclosure, or was later disclosed to the receiving party by a third party who is lawfully in possession of such and, to the receiving party's knowledge, was under no obligation to keep such information confidential;

               (iii) to information which, in the opinion of the receiving party's counsel, is required to be disclosed by law, but only to the extent so required and only upon prior written notice to the other party hereto; and

               (iv) to information of Licensee which Licensor may be required to disclose in order to enforce its rights under this Agreement.

     XV   BANKRUPTCY

          15.1 Notwithstanding the provisions of Section 12.C, in the event that it is determined by any court or bankruptcy trustee that this Agreement may be assumed or assigned in connection with a case commenced by or against either party under the Bankruptcy Code, Licensor and Licensee hereby acknowledge that adequate assurance of future performance under this Agreement (within the meaning of the Bankruptcy Code) shall include, INTER ALIA, adequate assurance:

               (i) that any and all royalty payments and other consideration due from Licensee to Licensor under or pursuant to this Agreement shall be duly and timely paid;

               (ii) that the assumption or assignment of this Agreement will not result in the breach by either party of any provision in any other license, contract, or agreement relating to the Licensed Mark or otherwise;

               (iii) that any person or entity that assumes this Agreement or to which this Agreement is assigned shall fully and faithfully assume, observe and comply with all of the covenants, requirements and restrictions provided for under this Agreement and that termination rights for breach of this Agreement shall continue to apply without change; and

               (iv) that the value of the Licensed Mark to Licensor shall not be materially diminished by reason of the assumption or assignment of this Agreement.

Notwithstanding the foregoing, the parties recognize that circumstances may give rise to additional considerations, and nothing contained herein shall be construed to mean that considerations other than those set forth above shall not be deemed relevant to adequate assurance.

          15.2 Any person or entity to which this Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Agreement on and after the date of such assignment. Any such assignees shall upon demand execute and deliver to Licensor or Licensee, as the case may be, an instrument confirming such assumption.

     XVI  MISCELLANEOUS

          16.1 All notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given on the date delivered if delivered personally, on the fifth business day after being mailed by certified or registered mail (postage prepaid, return receipt requested) or on the next business day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the facsimile number specified below (or at such other address or facsimile number for a party as shall be specified by notice given in accordance with this Section):

          If to Licensor:

               The Coleman Company, Inc.
               3600 North Hydraulic
               Wichita, KS 67219
               Attention:  Corporate Secretary
               Telephone:  (316) 832-2700
               Facsimile:  (316) 832-2634

          with a copy to:

               The Coleman Company, Inc.
               625 Madison Avenue
               New York, NY 10022
               Attention:  Chief Executive Officer
               Telephone:  (212) 527-4000
               Facsimile:  (212) 527-4150

               and:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, NY 10022
               Attention:  Stephen M. Banker, Esq.
               Telephone:  (212) 735-2760
               Facsimile:  (212) 735-2000

          If to Licensee:

               Ranco Incorporated of Delaware

               300 Delaware Avenue, Suite 1704
               Wilmington, DE 19804-1612
               Attention:  President
               Telephone:  (302) 427-5779
               Facsimile:  (302) 738-7210

          with a copy to:

               Siebe plc
               Saxon House
               2-4 Victoria Street
               Windsor, Berkshire SL4 1EN
               Attention:  Chief Legal Officer
               Telephone:  011-44-1753-839-296
               Facsimile:  011-44-1753-622-030

          and:

               Fried, Frank, Harris, Shriver and Jacobson
               One New York Plaza
               New York, NY 10004
               Attention:  Sanford Krieger
               Telephone:  (212) 859-8230
               Facsimile:  (212) 859-4000


          Either party may change the address to which such notice and communications shall be sent by written notice to the other party, provided that any notice of change of address shall be effective only upon receipt.

          16.2 This Agreement (including Schedules) and the Stock Purchase Agreement set forth the entire agreement and understanding between the parties hereto relating in any way to the use of the Licensed Mark on the Licensed Merchandise, and to any other subject matter contained herein and merges all prior discussions between them. Neither party shall be bound by any definition, condition, warranty or representation other than as expressly stated in this Agreement, and this Agreement may not be amended or modified except by a written instrument signed by the party against whom such modification or amendment is to be enforced.

          16.3 The rights granted to Licensee hereunder are strictly personal to Licensee. Other than pursuant to Section 2.E, neither this Agreement nor any of the rights granted to Licensee hereunder may be assigned or sublicensed by Licensee or otherwise transferred (voluntarily or by operation of law), to any person, firm or corporation without the prior written approval of Licensor (which shall be in Licensor's sole discretion).

          16.4 In any review or consultation conducted by or on behalf of Licensor hereunder, Licensor is acting solely on its behalf and not as a consultant or advisor, and shall have no responsibility for the operation of Licensee's business or its manufacturing, distribution, sales or facilities used in connection therewith, whether upon the recommendation of Licensor or otherwise. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as an employee or agent of the other.

          16.5 This Agreement shall be deemed to be a contract made under the laws of the State of New York and shall be governed by and construed in accordance with the laws of such State, as if both parties were residents of such State. The parties hereby consent to the exclusive jurisdiction of any court of competent jurisdiction sitting in the State of Delaware and hereby waive any objection to venue in such court.

          16.6 The headings in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement or any provisions thereof.

          16.7 No waiver by either party, whether expressed or implied, of any provision of this Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver of any violation of, or default in, any of the provisions of this Agreement by Licensee.

          16.8 Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

          16.9 Guarantor hereby unconditionally and irrevocably guarantees all of the obligations and liabilities of Licensee under this Agreement, including but not limited to the full and prompt payment of all sums that now are or may hereafter become due and payable from Licensor to Licensee under this Agreement and the full and prompt performance of all present and future obligations and liabilities of Licensee to Licensor under this Agreement. Guarantor further promises to pay all such sums due Licensor under this guarantee promptly on demand, without deduction for any claim or set-off or counterclaim and regardless of whether recourse has first been sought against Licensee. This is a guarantee of payment and not of collection.

          16.10 This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, together, shall be deemed to constitute a single document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.


                         THE COLEMAN COMPANY, INC.


                         By:
                             ---------------------------------------------
                         Name:  PAUL SHAPIRO
                               -------------------------------------------
                         Title: EXECUTIVE VICE PRESIDENT/GENERAL COUNSEL
                                ------------------------------------------


                         RANCO INCORPORATED OF DELAWARE


                         By:
                             ---------------------------------------------
                         Name:
                               -------------------------------------------
                         Title:
                                ------------------------------------------


                         SIEBE PLC


                         By:
                             ---------------------------------------------
                         Name:
                               -------------------------------------------
                         Title:
                                ------------------------------------------